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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COVANCE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2010
Notice of
Annual Meeting &
Proxy Statement

March 24, 2010

Dear Fellow Shareholder:

        You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Covance Inc., to be held at 8:00 a.m., local time, on Thursday, May 6, 2010, at the Princeton Marriott Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey. We hope that you will participate in the Annual Meeting either by attending and voting in person or by completing and returning the enclosed proxy or voting through the internet or by telephone as promptly as possible. Your vote is important.

        This Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.

Sincerely,
Joseph L. Herring Chairman and Chief Executive Officer

COVANCE INC.

NOTICE OF 2010 ANNUAL MEETING
OF SHAREHOLDERS

        The 2010 Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Thursday, May 6, 2010, at 8:00 a.m., local time, at the Princeton Marriott Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey for the following purpose:

  1.
  To elect three members to the Company's Class I Board of Directors.

  2.
  To approve the 2010 Employee Equity Participation Plan.

  3.
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.

        Only shareholders of record at the close of business on March 10, 2010 are entitled to notice of, and to vote at, the Annual Meeting.

        We hope you will attend the Annual Meeting in person. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy by internet, telephone or mail to ensure that your shares are represented at the meeting. Registered shareholders may vote (1) through the internet using the procedures and instructions described on the proxy card; (2) by telephone (from the United States, Puerto Rico and Canada) using the toll-free telephone number listed on the proxy card; or (3) by mail by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other intermediary, follow the instructions you receive from your nominee on how to vote your shares. Shareholders as of the record date who attend the meeting may vote their shares personally even if they previously have sent in a proxy card.

        An admission ticket and government-issued picture identification will be required to enter the meeting. All shareholders must have an admission ticket to attend the Annual Meeting. Shareholders may obtain the Annual Meeting ticket and directions to the Princeton Marriott Hotel & Conference Center at Forrestal where it will be held by writing to Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey 08540. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or other intermediary, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

James W. Lovett Corporate Senior Vice President, General Counsel and Secretary

March 24, 2010

COVANCE INC.
210 Carnegie Center
Princeton, New Jersey 08540

PROXY STATEMENT

2010 Annual Meeting of Shareholders
May 6, 2010

 Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 6, 2010

This Proxy Statement and the Annual Report are available
on Covance Inc.'s website at www.covance.com/investors.

 General Information

        The Board of Directors of Covance Inc. (the "Company" or "Covance") solicits your proxy for voting at the 2010 Annual Meeting of Shareholders of Covance and at any adjournment or postponement of this meeting ("Annual Meeting"). Covance will hold the Annual Meeting on Thursday, May 6, 2010, at 8:00 a.m., local time, at the Princeton Marriott Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey. The approximate date of mailing for this proxy statement and card as well as a copy of Covance's 2009 Annual Report is March 24, 2010.

        Your vote is important and the Board of Directors urges you to exercise your right to vote. You are invited to attend the Annual Meeting in person to vote. Whether or not you plan to attend the Annual Meeting, please ensure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card or voting through the internet or by telephone. You may revoke your proxy at any time before it is exercised in any one of three ways: (i) by giving written notice to the Secretary of the Company, (ii) by submitting a subsequently dated and properly signed proxy, or (iii) by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

        All shareholders as of the close of business on March 10, 2010 (the "record date") may attend the Annual Meeting but must bring with them an admission ticket obtained from the Corporate Secretary of Covance. You may obtain the Annual Meeting ticket by writing to Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey 08540. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or other intermediary, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis, and an admission ticket and government issued picture identification will be required to enter the meeting.

        When you provide your proxy, the shares of the Company's common stock ("Common Stock") represented by the proxy will be voted as you specify on the proxy card. As to the election of the Class I Directors, by marking the appropriate box you may (a) vote for all of the Class I Director nominees as a group, or (b) vote for one of the Class I Director nominees but not the others as you specify on the card, or (c) withhold your vote from the Class I Director nominees as a group. As to the other items, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box. If you sign your proxy card without specifying any choices, you will have granted authority to the named proxies solicited by the Company to vote FOR the election of the three nominees as Class I Directors, FOR the approval of the 2010 Employee Equity Participation Plan, and the ratification of the appointment of Ernst & Young LLP, as described in this proxy statement, and confer authority upon the individuals named as proxies to vote your shares in their discretion on any other matters properly presented at the Annual Meeting. Should any matter not described in this proxy statement be properly presented at the meeting, the persons named in the proxies solicited by the Company will vote in accordance with their judgment. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

        You are entitled to notice of, and to vote at, the Annual Meeting if you were a shareholder on the record date which is March 10, 2010. A majority of the shares of Common Stock issued and outstanding will constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary power and has not received instructions from the beneficial owner.

        Voting at the Annual Meeting will work as follows:

  •
  As to Proposal One (Director elections), Directors are elected by a plurality vote so the nominees receiving the highest vote totals will be elected. The outcome of the Director vote will not be affected by abstentions or broker non-votes.

  •
  As to Proposal Two (Approval of the 2010 Employee Equity Participation Plan) and Proposal Three (Ratification of the Appointment of Independent Registered Public Accounting Firm), such resolutions require the affirmative vote of the majority of shares present or represented by proxy and entitled to vote, abstentions will be treated as votes cast on these matters and therefore will have the same effect as a vote against the matter while broker non-votes will not be treated at votes cast.

        Shares of Common Stock held in Covance's Stock Purchase Savings Plan ("401(k) Plan"), are held of record and are voted by the trustee of the 401(k) Plan at the direction of 401(k) Plan participants. Shares of Common Stock held in Covance's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, UBS Financial Services Inc. ("UBS"), and are voted by UBS at the direction of ESPP plan participants. Participants in the 401(k) Plan may direct the trustee of the plan, and the participants in the ESPP may direct UBS, as to how to vote shares allocated to their 401(k) Plan and ESPP accounts, respectively, by properly signing, completing and returning the enclosed proxy card. The cutoff date for voting for participants in the 401(k) Plan is close of business on May 3, 2010. The 401(k) Plan trustee will vote shares as to which they have not received direction in accordance with the terms of the plan documents. As administrator of the ESPP, UBS will not vote any shares as to which it has not received direction from participants in the ESPP or is otherwise not entitled to vote.

        As of February 26, 2010, there were 64,702,482 shares of Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of March 10, 2010, the record date.

 PROPOSAL ONE

Election of Class I Directors

        The Board of Directors (the "Board") is divided into three classes, with two classes of three directors each, and one class of two directors, whose terms expire at successive annual meetings. Three Class I Directors will be elected at the Annual Meeting to serve for a term expiring at Covance's Annual Meeting in the year 2013. Each nominee elected as a Class I Director will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement. The Board has nominated Joseph L. Herring, John McCartney and Bradley T. Sheares for election as Class I Directors at the Annual Meeting.

        The Board of Directors recommends that shareholders vote FOR the election of the above named nominees for election as Director.

        Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of all of the nominees. If for any reason a nominee should become unable to serve as a director, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

        Set forth below is the principal occupation of, and certain information regarding, such nominees, and the other Directors whose terms of office will continue after the Annual Meeting.

CLASS I NOMINEES
FOR TERMS EXPIRING IN 2013

Joseph L. Herring, 54, has been Covance's Chief Executive Officer since January 2005, and Chairman since January 2006. Mr. Herring was President and Chief Operating Officer from November 2001 to December 2004, and was Covance's Corporate Senior Vice President and President—Early Development Services from 1999 to November 2001. From September 1996 to September 1999, Mr. Herring was Corporate Vice President and General Manager of Covance Laboratories North America. Prior to joining Covance, Mr. Herring spent 18 years at the American Hospital Supply/Baxter International/Caremark International family of healthcare service companies where he held a variety of senior leadership positions, culminating in the position of Vice President and General Manager of its oncology business. Mr. Herring has been a member of the Covance Board since 2004.

The Board believes that Mr. Herring's extensive experience in the drug development services industry and 13 years as an executive with Covance, as well as his personal character, position him to make valuable contributions to the Company as a member of its Board of Directors.

John McCartney, 57, is Chairman of A.M. Castle & Co., a specialty steel products distributor. Mr. McCartney served as the Chairman of Westcon Group, Inc., a specialty distributor of networking and communications equipment until March 2009 and remains on its Board of Directors. Mr. McCartney was the Vice-Chairman of Datatec Limited, a technology holding company, from 1998 to 2004 and remains on its Board of Directors. Mr. McCartney was formerly President and Chief Operating Officer of U.S. Robotics. Mr. McCartney has been a member of the Covance Board since May 2009. Mr. McCartney also serves on the Board of Directors of Huron Consulting Group Inc., a financial consulting company and Federal Signal Corporation, an environmental, safety and transportation solutions company.

The Board believes that Mr. McCartney's extensive business, finance and technology background, as well as his personal character, position him to make valuable contributions to the Company as a member of its Board of Directors.

Bradley T. Sheares, Ph.D., 53, served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co., Inc. from March 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck's U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. Dr. Sheares has been a member of the Covance Board since February 2009. Dr. Sheares is also a Director of The Progressive Corporation, an insurance and related services company, Honeywell International, Inc., a diversified technology and manufacturing company, and Henry Schein, Inc., a healthcare products and services company. Dr. Sheares was a director of IMS Health, a healthcare services company, until February 26, 2010.

The Board believes that Dr. Sheares's experience as a senior executive of a major pharmaceutical company and a CEO of another pharmaceutical company provide us with valuable background with respect to our client base, which along with his personal character, position him to make valuable contributions to the Company as a member of its Board of Directors.

CLASS II DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2011

Kathleen G. Bang, 60, was the President and Chief Executive Officer of Northwestern Memorial Foundation, a not-for-profit affiliate of Northwestern Memorial HealthCare ("Northwestern"), an academic medical center, from February 2002 until her retirement in 2004. Prior to February 2002, Ms. Bang was the Executive Vice President and Chief Operating Officer of Northwestern. Ms. Bang joined Northwestern in 1986 and became Executive Vice President and Chief Operating Officer in 1988. Ms. Bang also was Chair of the Governing Council for Metropolitan Hospitals of the American Hospital Association from January 1996 to December 1998, and a Board member of the Illinois Hospital Association from 1995 through 2003 and served as Chair in 2002. Ms. Bang has been a member of the Covance Board since 1998.

The Board believes that Ms. Bang's experience as a senior executive of an academic medical center and extensive background in the healthcare industry, as well as her personal character, position her to make valuable contributions to the Company as a member of its Board of Directors.

Gary E. Costley, Ph.D., 66, is a co-founder and managing director of C&G Capital and Management, LLC, which provides capital and management to health, medical and nutritional products and services companies. He was Chairman and Chief Executive Officer of International Multifoods Corporation, a manufacturer and marketer of branded consumer food and food service products from November 2001 until June 2004, and Chairman, President and Chief Executive Officer from 1997 through 2001. Dr. Costley has been a member of the Covance Board since September 2007. Dr. Costley is also a Director of The Principal Financial Group, a global financial institution, Tiffany & Co., a jewelry company, and Prestige Brand Holdings, Inc., a consumer products company.

The Board believes that Dr. Costley's experience as a senior executive in the consumer and medical products industry and extensive business and marketing background, as well as his personal character, position him to make valuable contributions to the Company as a member of its Board of Directors.

CLASS III DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2012

Robert Barchi, M.D., Ph.D., 63, has been President of Thomas Jefferson University since September 2004. Prior to that, Dr. Barchi was Provost of the University of Pennsylvania since 1999. Previously, he served as Chair of the University of Pennsylvania's Department of Neurology and as founding Chair of the University's Department of Neuroscience. Dr. Barchi was also Director of the Mahoney Institute of Neurological Sciences for more than 12 years and was the Director of the Dana Fellowship Program in Neuroscience and Director of the Clinical Neuroscience Track. He was the founder and President of Penn Neurocare, a regional specialty network. Dr. Barchi has been a member of the Covance Board since October 2003.

The Board believes that Dr. Barchi's experience as a physician, businessman, and as a University President, as well as his personal character, position him to make valuable contributions to the Company as a member of its Board of Directors.

Sandra L. Helton, 60, was Executive Vice President and Chief Financial Officer of Telephone & Data Systems, Inc., a telecommunications service company, ("TDS") from October 2000 through December 2006. She joined TDS as Executive Vice President—Finance and Chief Financial Officer in August 1998. Prior to joining TDS, Ms. Helton was the Vice President and Corporate Controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning Incorporated. At Corning, Ms. Helton was Senior Vice President and Treasurer between 1994 and 1997 and was Vice President and Treasurer between 1991 and 1994. Ms. Helton has been a member of the Covance Board since September 2003. Ms. Helton is also a Director of The Principal Financial Group, a global financial institution. Ms. Helton was a Director of Telephone and Data Systems, Inc. and US Cellular Corporation through December 31, 2006.

The Board believes that Ms. Helton's experience and executive and finance background, particularly as a Chief Financial Officer, as well as her personal character, position her to make valuable contributions to the Company as a member of its Board of Directors.

Joseph C. Scodari, 57, was Worldwide Chairman, Pharmaceuticals Group, of Johnson & Johnson, a diversified healthcare company, ("J&J") and a member of J&J's Executive Committee from March 2005 until March 2008. From 2003 to March 2005, Mr. Scodari was Company Group Chairman of J&J's Biopharmaceutical Business. Mr. Scodari joined J&J in 1999 as President and Chief Operating Officer of Centocor, Inc., when J&J acquired the company. Mr. Scodari has been a member of the Covance Board since May 2008. Mr. Scodari is a Director of Actelion Pharmaceuticals, Ltd., a pharmaceuticals company, and Endo Pharmaceuticals, Inc., a pharmaceuticals company.

The Board believes that Dr. Scodari's experience as an executive of a major pharmaceutical company and as a President of a biotechnology company provide us with valuable background with respect to our client base, which together with his personal character, position him to make valuable contributions to the Company as a member of its Board of Directors.

 Stock Ownership of Directors,
Executive Officers and Certain Shareholders

Directors and Executive Officers

        The following table shows, as of February 26, 2010, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives (as defined in the Summary Compensation Table), and by the Directors and executive officers as a group, and currently exercisable options held by any of them. None of these shares are pledged as security.

	Common Stock
Name of Beneficial Owner	Shares Owned (1)	Options (2)	Total Stock Based Holdings (3)	Percent of class
Kathleen G. Bang	2,000	13,266	26,725	*
Robert Barchi	1,200	8,266	18,449	*
Wendel Barr	48,463	90,305	138,768	*
Richard F. Cimino	38,348	29,746	68,094	*
Gary E. Costley	1,000	3,533	8,037	*
Sandra L. Helton	2,400	14,866	21,766	*
Joseph L. Herring	207,202	268,899	476,101	*
William E. Klitgaard	38,591	64,207	102,798	*
John McCartney	515	-0-	2,548	*
Joseph C. Scodari	500	1,500	4,837	*
Bradley T. Sheares	-0-	933	3,133	*
Deborah L. Tanner	23,339	26,346	49,685	*
All Directors and executive officers as a group (15 persons)	458,962	624,437	1,118,915	1.7%

*
The amount of Common Stock beneficially owned includes shares owned and options exercisable within 60 days of February 26, 2010 and does not exceed one percent of the issued and outstanding shares of Common Stock.

(1)
The holdings reported include (i) 2,000 shares held by Ms. Bang issued pursuant to the Restricted Stock Plan for Non-Employee Directors which restricted shares shall not vest until Ms. Bang's retirement and the consent of the Compensation and Organization Committee of the Board of Directors, and (ii) restricted stock issued to the Named Executives and certain other executive officers which restricted stock will not vest until the date set forth in such Officer's restricted stock agreement.

(2)
Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 26, 2010.

(3)
Total stock based holdings include shares owned and option rights to acquire shares of the Company's Common Stock exercisable within 60 days of February 26, 2010, as well as the following: phantom stock units issued pursuant to the Directors' Deferred Compensation Plan, Deferred Stock Unit Plan and Restricted Unit Plan for Non-Employee Directors in the following aggregate amounts for each Director: 11,459 units for Ms. Bang; 8,983 units for Dr. Barchi; 3,504 units for Dr. Costley; 4,500 units for Ms. Helton; 2,033 units for Mr. McCartney; 2,837 units for Mr. Scodari; and 2,200 units for Dr. Sheares.

Certain Shareholders

        The following table shows those persons known to the Company as of February 26, 2010 to be the beneficial owners of more than five (5%) percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the Securities and Exchange Commission ("SEC").

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Capital World Investors(1) 333 South Hope Street Los Angeles, CA	7,117,000	11.1%
BlackRock Inc.(2) 40 East 52nd Street New York, NY	4,482,543	7%
Edgewood Management LLC(3) 350 Park Avenue, 18th Floor New York, NY	3,695,955	5.8%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD	3,685,632	5.7%

(1)
Capital World Investors filed a Schedule 13G with the SEC dated February 8, 2010 to report that it was the beneficial owner of such shares of the Company's Common Stock.

(2)
BlackRock Inc. filed a Schedule 13G with the SEC dated January 20, 2010 to report that it was the beneficial owner of such shares of the Company's Common Stock.

(3)
Edgewood Management LLC filed a Schedule 13G with the SEC dated February 12, 2010 to report that it was the beneficial owner of such shares of the Company's Common Stock.

(4)
T. Rowe Price Associates, Inc. filed a Schedule 13G with the SEC dated February 12, 2010 to report that it was the beneficial owner of such shares of the Company's Common Stock.

CORPORATE GOVERNANCE
The Board of Directors and its Committees

        The Board provides oversight to senior management in its operation of the Company. The Board reviews significant developments affecting Covance and acts on matters requiring Board approval. During 2009, the Board held five meetings. The Board periodically reviews Covance's corporate governance policies and practices and modifies those practices when required by law or when deemed by the Board to be in the best interests of the Company. The Board also considers policies and practices suggested by other groups active in corporate governance. The charters of each Board committee and Covance's corporate governance guidelines are posted on Covance's website at www.covance.com. Covance has also adopted a Code of Ethics for Financial Professionals which is applicable to Covance's Chief Executive Officer, Chief Financial Officer, Controller and certain other financial and accounting professionals and a Business Integrity Program applicable to all employees, as well as the Board of Directors. These codes are also posted on Covance's website. In the event Covance adopts an amendment to the Code of Ethics for Financial Professionals or Business Integrity Program, or grants a waiver thereunder, Covance will also post that information on its website. Covance has adopted Guidelines for Executive Ownership in Covance Stock, which are also posted on its website.

 Director Independence

        The Board has affirmatively determined that seven of the eight current Directors are independent, under the New York Stock Exchange ("NYSE") Listing Standards, and Covance's more stringent independence standards. All such Directors are independent with respect to the Covance Board Committees on which they serve. Each of the independent directors has no relationship with the Company (other than as a director or shareholder) or has only categorically immaterial relationships as defined in the independence standards. Covance's independence standards are available on Covance's website at www.covance.com under Investor Relations and Corporate Governance as Annex A to the Corporate Governance Guidelines. Relationships defined as categorically immaterial under the guidelines are set forth in paragraph F of the independence standards. Individuals who have served as Directors in 2009 who have been determined to be independent are:

• Kathleen G. Bang	• Robert Barchi
• Gary E. Costley	• Sandra L. Helton
• John McCartney	• Joseph C. Scodari
• Bradley T. Sheares

        All Directors meet applicable additional independence requirements with respect to the Covance Board Committees on which they serve.

        In making its independence determinations, the Board considered transactions between the Company and entities associated with the independent directors. The Board's independence determinations included reviewing the following transactions:

  •
  Dr. Barchi is an executive officer of an organization with which Covance does business. The amount that Covance paid to or received from this organization for goods and services did not, in any of the previous three fiscal years, exceed the greater of $1 million, or 1% of such other company's annual revenues.

  •
  Dr. Barchi and Dr. Sheares are directors of organizations that do business with Covance. These business relationships are as a supplier or purchaser of goods or services.

        In 2009, each Director attended all of the Board meetings and Committee meetings held of which he or she was a member. Covance encourages members of the Board of Directors to attend the Annual Meeting of Shareholders. All of the Directors except one attended the 2009 Annual Meeting.

        The non-management members of the Board of Directors meet at regularly scheduled executive sessions without the presence of any members of the Company's management. Dr. Costley, who was elected Lead Director by the Board, presides at these executive sessions.

        Mr. Herring serves as both Chairman of the Board and Chief Executive Officer of Covance. Dr. Costley serves as the Lead Director of the Board. Our Board of Directors believes it is important to retain the flexibility to allocate the responsibilities of the offices of the Chairman and the Chief Executive Officer as it deems appropriate at the time. Over the last several years, our Board has considered many governance practices, including the separation of the offices of the Chairman and Chief Executive Officer. Our Board continues to believe that the current Board structure and the independence standards that it has put in place are adequate, appropriate and in the best interests of Covance and our shareholders. Our Board further believes that having Mr. Herring serve as Chairman and Chief Executive Officer together with the presence of a Lead Director, who presides over executive sessions of the independent directors and counsels the Chairman on issues of interest to the independent directors among other duties, provides unified, responsible and accountable leadership for Covance at this time.

 COMMITTEES OF THE BOARD

        The Board of Directors has established three standing committees to assist the Board in carrying out its duties: the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee.

Audit and Finance Committee

        Covance has an Audit and Finance Committee (the "Audit Committee") composed of a minimum of three directors who all satisfy the independence requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, the rules adopted by the SEC thereunder, and the listing standards of the NYSE. The Audit Committee functions under a charter which is posted on Covance's website under Investor Relations, Corporate Governance Guidelines. The Board of Directors has determined that Sandra Helton meets the definition of "audit committee financial expert" as such term is defined under the rules of the SEC. The Board of Directors has also determined that the other members of the Audit Committee possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. Covance maintains an Internal Audit Department to provide management and the Audit Committee with ongoing assessments of Covance's risk management processes and system of internal control.

        The members of the Audit Committee are Ms. Helton (Chair), Dr. Barchi, and Mr. McCartney. The Audit Committee met nine times during 2009. The Audit Committee's duties and responsibilities are set forth in its charter which is available on Covance's website at www.covance.com under Investor Relations, Corporate Governance at Committee Charters. Such duties and responsibilities include providing assistance to the Board of Directors in fulfilling its responsibilities with respect to the oversight of:

  •
  The integrity of the Company's financial statements and internal controls.

  •
  The independent auditor's qualifications and independence.

  •
  The Company's compliance with legal and regulatory requirements.

  •
  The performance of the Company's internal audit function and its independent auditor.

  •
  The Company's capital and financing requirements and structure.

  •
  Tax matters and risk management.

  •
  The appointment, compensation, oversight responsibility and dismissal of the Company's independent auditing firm.

  •
  The pre-approval of all auditing services and allowable non-audit services provided to the Company by its independent auditing firm.

        As set forth in the charter of the Audit Committee of the Company, the Audit Committee is charged with reviewing and discussing the Company's policies and processes with respect to risk assessment and risk management. The Audit Committee oversees the Company's risk management function and works with the Company's Chief Financial Officer in fulfilling this oversight responsibility. The Audit Committee has direct access to the Company's Chief Financial Officer with respect to risk management and other matters. Covance also has an Enterprise Risk Council ("ERC") consisting of the Chief Financial Officer, General Counsel, regulatory personnel, the head of our Environmental Health and Safety function, our internal auditor, the head of our security function and other personnel. The ERC coordinates risk management with an enterprise viewpoint, recommends actions and prioritization and documents proactive management. The ERC meets at least quarterly and reports to the Chief Executive Officer on at minimum a quarterly basis and to the Audit Committee on at minimum an annual basis.

 Compensation and Organization Committee

        The Compensation and Organization Committee (the "Compensation Committee") is composed of a minimum of three directors who all satisfy:

  •
  the independence requirements required by the Exchange Act, as amended, and the rules adopted by the SEC thereunder (including Rule 16b-3 of the Exchange Act);

  •
  the corporate governance and other listing standards of the NYSE; and

  •
  the "outside director" requirements under Section 162(m) of the Internal Revenue Code.

        All present members of the Compensation Committee meet these requirements. The Compensation Committee functions under a charter which is available on Covance's website at www.covance.com under Investor Relations and Corporate Governance at Committee Charters.

        In connection with the setting of executive compensation, members of management, including the Chief Executive Officer and Senior Vice President—Human Resources, consult with Towers Watson, an independent consulting firm retained by the Compensation Committee, to gather all relevant information and to propose to the Compensation Committee executive compensation arrangements for executives other than the Chief Executive Officer. The Compensation Committee works directly with Towers Watson on matters involving Chief Executive Officer compensation and contacts Towers Watson directly on executive compensation matters generally on an as-needed basis. Representatives of Towers Watson frequently attend meetings of the Compensation Committee at the Compensation Committee's invitation and answer questions and advise the Compensation Committee at those meetings. At a regularly scheduled meeting of the Compensation Committee and Board of Directors, performance targets for the year are set, which targets are in line with budgets set at a Board meeting for the year.

        The current members of the Compensation Committee are Dr. Costley (Chair), Mr. Scodari and Dr. Sheares. The Compensation Committee met three times in 2009. Its duties and responsibilities are set forth in its charter and include the following:

  •
  Review and make recommendations to the independent members of the Board regarding corporate goals and objectives relevant to Chief Executive Officer compensation, the CEO's performance and the CEO's compensation.

  •
  Approve the compensation of the Company's executive officers other than the Chief Executive Officer pursuant to delegation from the Board of Directors.

  •
  Administer the Company's equity compensation plans.

  •
  Advise the Board on other compensation and benefit matters.

  •
  Create a Compensation Committee Report to be included in the Company's proxy statement, as required by the SEC.

        In addition, it is the responsibility of the Compensation Committee to review and recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and Proxy Statement.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC, and no executive officer of the Company served on the Compensation Committee or Board of any company that employed any member of the Company's Board of Directors.

 Corporate Governance Committee

        The Corporate Governance Committee is composed of a minimum of three directors who all satisfy the independence requirements of the Exchange Act, as amended, the rules adopted by the SEC thereunder, and the corporate governance and other listing standards of the NYSE. The Corporate Governance Committee functions as Covance's nominating committee under a charter which is available on Covance's website at www.covance.com under Investor Relations and Corporate Governance at Committee Charters.

        The current members of the Corporate Governance Committee are Ms. Bang (Chair), Dr. Costley and Ms. Helton. The Corporate Governance Committee met three times in 2009. The duties and responsibilities are set forth in its charter and include the following:

  •
  Review and assess the Company's principles and practices on corporate governance.

  •
  The recommendation to the Board of policies regarding Board committees, committee members and committee chairs.

  •
  Develop and conduct an annual Board self-evaluation process.

  •
  The identification, review and assessment of nominees for election as members of the Board of Directors and the recommendation of qualified nominees to the Board.

  •
  Consideration of unsolicited nominations for Board membership.

  •
  Review of non-employee Director compensation and the recommendation of compensation arrangements to the Board.

Related Party Transactions

        The Board of Directors has adopted a written policy with respect to Related Party Transactions which requires that all such transactions either meet the guidelines set forth in the policy, be on terms comparable to those that could be obtained in an arms-length dealing with an unrelated third-party and be approved by the disinterested members of the Corporate Governance Committee, or be approved by the disinterested members of the Board of Directors. The policy defines a Related Party as an executive officer or Director of the Company, a five percent or greater shareholder of the Company, an immediate family member of an executive officer or Director, or an entity owned or controlled by one of the foregoing. A Related Party Transaction is defined as a transaction between Covance and a related party other than transactions available to all employees generally, transactions involving less than $5,000, or transactions involving compensation approved by the Board of Directors or the Compensation Committee.

Board Nomination Process

        The Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole. The Corporate Governance Committee is responsible for recommending Director nominees to the Board, including renomination of persons who are already Directors, in accordance with the policies and principles in its charter and the Corporate Governance Guidelines. The Corporate Governance Committee's minimum qualifications for nominees include the following: reputation for integrity; honesty; judgment and discretion; expertise in his or her chosen field, which field should have some relevance to Covance's business; knowledge, or the willingness and ability to quickly become knowledgeable, in Covance's business; and contribution to the mix of skills and viewpoints on the Board as a whole. The Corporate Governance Committee also considers diversity of experience, background, and ethnicity as positive factors in determining Board composition.

        The Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Director. In order for shareholder suggestions regarding possible candidates for Director to be considered by the Corporate Governance Committee for the 2011 Annual Meeting of Shareholders, the information specified below should be provided no later than October 29, 2010 to the Secretary of the Company. The notice should contain the proposed nominee's full name, biographical information regarding the proposed nominee and the proposed nominee's relationship to the shareholder.

        The process of nominating directors is as follows. First, the Corporate Governance Committee identifies a need to add a new Board member or to fill a vacancy on the Board. The Corporate Governance Committee then identifies candidates by seeking input from Board members, hiring a search firm, if appropriate, and considering recommendations for nominees submitted by shareholders. After the interview process, which includes non-management members of the Board, the Corporate Governance Committee determines which candidates the Corporate Governance Committee will recommend to the Board for nomination as a director. The Corporate Governance Committee then makes its recommendations to the entire Board, which determines which candidates are nominated by the Board of Directors or elected to fill a vacancy.

Contacting the Board of Directors

        In order to provide Covance's shareholders and other interested parties with a direct and open line of communication to the Board of Directors, Covance has adopted the following procedures for communications to Directors. Security holders of the Company and other interested persons may communicate with the Lead Director, chairs of Covance's Corporate Governance Committee, Audit Committee or Compensation Committee or with the non-management directors of Covance as a group by sending an e-mail to boardofdirectors@covance.com. The e-mail should specify which of the foregoing is the intended recipient. All communications received in accordance with these procedures will be reviewed initially by Covance's Investor Relations Department. The Investor Relations Department will relay all such communications to the appropriate Director or Directors unless the Investor Relations Department determines that the communication: does not relate to the business or affairs of Covance or to the functioning or constitution of the Board of Directors or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; is an advertisement or other commercial solicitation or communication; or is frivolous or offensive.

        The Director or Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.

        Covance's Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

        The Corporate Governance Committee or the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Website Access to Covance Corporate Governance Documents

        The charters of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee, as well as the Corporate Governance Guidelines and Director Independence Standards, the Code of Ethics for Financial Professionals and the Company's Business Integrity Program may be accessed through our website at www.covance.com under Investor Relations and Corporate Governance.

 DIRECTOR COMPENSATION

        Management periodically reviews Director compensation arrangements with Towers Watson, an independent consulting firm retained by management. Management informs the Corporate Governance Committee of the data and information provided by Towers Watson regarding Director compensation. If desired, members of the Corporate Governance Committee may also communicate directly with Towers Watson. The Corporate Governance Committee makes its recommendations for action on Director compensation to the full Board of Directors.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kathleen G. Bang	$66,000	$79,960	$40,628	—	—	—		$186,588
Robert Barchi	61,000	79,960	40,628	—	—	—		181,588
Gary E. Costley	83,215	79,960	40,628	—	—	—		203,803
Sandra L. Helton	96,000	79,960	40,628	—	—	—		216,588
Irwin Lerner	7,582	—	40,628	—	—	$266,660	(3)	314,870
John McCartney	38,564	81,276	34,916	—	—	—		154,756
Joseph C. Scodari	43,500	79,960	40,628	—	—	—		164,088
Bradley T. Sheares	35,986	87,920	34,860	—	—	—		158,766

(1)
The amounts shown in this column reflect the grant date fair value of the awards under the Restricted Unit Plan for Non-Employee members of the Board of Directors, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation grant. Assumptions used in the calculation for grant date fair value are included in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. At December 31, 2009, each director had the following number of units outstanding: 11,459 units for Ms. Bang; 8,983 units for Dr. Barchi; 3,504 units for Dr. Costley; 4,500 units for Ms. Helton; 2,033 units for Mr. McCartney; 2,837 units for Mr. Scodari; and 2,200 units for Dr. Sheares.

(2)
The amounts shown in this column reflect the grant date fair value of the awards under the Stock Option Plan for Non-Employee members of the Board of Directors, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation grant. Assumptions used in the calculation for fair market value are included in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The options vest in three equal annual installments with the first installment vesting one year from grant date. The 2009 grant had a grant date fair value of $40,628 except for Dr. Sheares' grant date fair value which was $34,860 and Mr. McCartney's grant date fair value which was $34,916. At December 31, 2009, each director had the following number of options outstanding: Ms. Bang, 15,700; Dr. Barchi, 10,700; Dr. Costley, 6,700; Ms. Helton, 17,300; Mr. Lerner, 24,700; Mr. McCartney, 2,800; Mr. Scodari, 4,500; and Dr. Sheares, 2,800.

(3)
Mr. Lerner retired on February 19, 2009 and this amount includes shares that vested upon retirement under the Directors Restricted Stock Plan, Directors Deferred Stock Unit Plan and the Directors Restricted Unit Plan.

        Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. In 2009, non-employee Directors received a retainer fee of $36,000 per annum. In addition, Committee members received $2,500 for each Committee meeting attended and $5,000 (in lieu of the $2,500 fee) for each Committee meeting chaired. The Chairs of the

Audit Committee and the Compensation Committee also received an additional annual retainer of $7,500. The Lead Director receives an additional annual retainer of $20,000. Directors also received options to purchase up to 2,800 shares of the Company's Common Stock pursuant to Covance's Non-Employee Directors' Stock Option Plan ("DSOP"). Options granted pursuant to the DSOP have an exercise price not less than 100% of the fair market value on the date of grant and vest in equal annual installments on each of the first through third anniversaries of the date of grant. Directors are reimbursed for travel and related expenses incurred on behalf of Covance.

        In 2010, Director cash compensation for meetings attended or chaired has been restructured such that non-employee Directors shall be entitled to receive $2,000 for each Board and Committee meeting attended (with no additional payment for meetings chaired). In addition, the Chair of the Audit Committee shall be entitled to receive an additional annual retainer of $10,000 and the Chairs of the Compensation Committee and the Corporate Governance Committee shall each be entitled to receive an additional annual retainer of $7,500.

        In May 2009, the non-employee members of the Board of Directors received a grant of 2,000 hypothetical shares of the Company's Common Stock pursuant to Covance's Restricted Unit Plan for Non-Employee Members of the Board of Directors ("DRUP"). Awards under this plan vest three years after the award date, provided the recipient remains a Director of Covance, and are paid in cash upon vesting. Awards also vest upon retirement as a Director with the consent of the Board of Directors. The DRUP provides that on every anniversary of the award date, each non-employee Director at that time shall receive an award under the DRUP in an amount approved by the Board of Directors.

        Pursuant to the Directors' Deferred Compensation Plan ("DDCP"), each non-employee Director may elect to defer until a date specified by the Director, the receipt of all or a portion of his or her cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, as amended, requires that Directors, certain executive officers of the Company and greater than 10% beneficial owners of the Company's Common Stock report their ownership of, and transactions in, the Company's Common Stock with the SEC. Based solely upon a review of these filings and written representations from the reporting persons that no annual forms were required, Covance believes that all filing requirements applicable to its officers and Directors and greater than 10% beneficial owners with respect to ownership of the Company's Common Stock were complied with during 2009.

Director Stock Ownership Guidelines

        Non-employee members of the Board of Directors are encouraged to be shareholders of the Company through purchases of Common Stock or through their participation in the Company's director equity benefit plans. The Board of Directors has established guidelines to better ensure they each maintain an appropriate equity stake in the Company. These guidelines provide that, within specified transition periods, Directors should attain and hold shares of Common Stock of the Company, of an amount equal to five times the director's total cash retainer for Board membership on date of appointment.

 Report of the Audit and Finance Committee

        The Audit Committee has reviewed and discussed with management Covance's audited financial statements for the year ended December 31, 2009, and has discussed with Covance's independent registered public accounting firm, Ernst & Young LLP ("E&Y"), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has reviewed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Overnight Bound regarding E&Y's communications with the Audit Committee concerning independence and has discussed with the firm its independence. The Audit Committee has also considered whether the provision of non-audit services to Covance by E&Y is compatible with maintaining E&Y's independence.

        Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in Covance's Annual Report on Form 10-K for the year ended December 31, 2009.

Members of the Audit and Finance Committee

Sandra L. Helton, Chair
Robert Barchi
John McCartney

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

        The aggregate fees billed Covance by E&Y for professional services for the audit of Covance's annual financial statements, review of the financial statements included in Covance's Quarterly Reports on Form 10-Q and services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements for 2008 and 2009 were approximately $2,382,716 and $2,316,104, respectively.

Audit Related Fees

        The aggregate fees billed Covance by E&Y for professional services for assurance and related services that are reasonably related to the audit or review of Covance's financial statements for 2008 and 2009 were approximately $21,730 and $26,076, respectively. These services include employee benefit plan audits, merger and acquisition due diligence, accounting assistance and audits in connection with proposed or consummated acquisitions or divestitures and consultations concerning financial accounting and reporting standards.

Tax Fees

        There were no fees billed Covance by E&Y for professional services for tax compliance, tax advice and tax planning in 2008 or 2009.

All Other Fees

        There were no such fees in 2008 and 2009.

Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee is responsible for appointing Covance's independent registered public accounting firm and approving the terms of the firm's services. The Audit Committee's policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm is described below.

        Audit Services.    The Audit Committee is to appoint the Company's independent registered public accounting firm each fiscal year and pre-approve the engagement of the independent registered public accounting firm and the fee to be billed for the audit services to be provided.

        Non-Audit Services.    All non-audit services to be performed by the independent registered public accounting firm are required to be pre-approved by the Audit Committee. In determining whether to grant such approval, the Audit Committee will determine whether the provision of such non-audit services will impair the independent registered public accounting firm's independence. There were no non-audit services billed by E&Y in 2009.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Compensation Principles

        Covance's executive compensation programs are founded on and driven by the following four principles:

1.
Aligning management rewards with shareholder returns;

2.
Incenting performance and rewarding results that lead to profitable growth over time;

3.
Providing market competitive compensation at target performance levels; and

4.
Differentiating compensation based on performance at the individual, business unit and total company level.

        Following is a brief outline of how these principles are reflected in our executive compensation practices:

1.
Executive compensation is variable with a substantial portion (a higher percent than the average of our peer group companies) of management's pay being at risk.

•
On average 50% to 70% of an executive officer's total compensation—and close to 80% in the case of the Chief Executive Officer, is variable in nature.

•
As part of a pay for performance environment, Covance compensation programs provide wide payout ranges that reward performance above target and reduce or eliminate payouts when targets are not achieved.

•
Individual performance ratings for each executive officer have a substantial impact (positive or negative) on compensation. These performance metrics are discussed further below.

2.
Executive compensation programs are structured to align management rewards with long-term shareholder returns.

•
Almost 40% of an executive officer's total annual compensation (at target) is delivered in the form of Covance equity, and vests over multiple years.

•
Covance executive officers have equity ownership requirements that align their economic interests with those of our long-term shareholders.

3.
Executive compensation programs reward performance that leads to profitable growth over time.

•
Covance executive officers, consisting of the Chief Executive Officer, Chief Operating Officer and Corporate Senior Vice Presidents, have the majority of their annual compensation opportunities tied to these quantitative and formula-based business drivers: profit, orders, backlog and return on assets. Of these drivers:

•
Profit measures current operating performance;

    •
    Orders and backlog are indicators of longer term growth; and

    •
    Return on assets promotes good stewardship of shareholder capital.

  •
  Each of these measures significantly affects executive officer compensation. This is intended to achieve a balanced focus of management's attention on both near-term and long-term profit and growth.

4.
Executive compensation is market competitive at target performance levels.

•
Covance believes a competitive total compensation package is required to attract, retain and motivate the executive talent needed to achieve our long-term strategic objectives and shorter-term performance targets.

        Covance provides the following elements of compensation for the following reasons:

  •
  Base salary provides a fixed level of compensation, sufficient to attract and retain executives in light of competitive employment alternatives;

  •
  Annual cash bonus provides a variable compensation opportunity, with all or portions of such bonus being contingent based on individual, business unit, and company performance, and is used to motivate executives to meet or exceed business goals and personal objectives;

  •
  Equity compensation provides long-term variable compensation opportunities, and seeks to align executives' interests with those of our shareholders (i.e., sustained, long-term profitable growth); and

  •
  Retirement and other benefits offer a relatively fixed level of value, with minimal risk, sufficient to attract and retain executives.

        In aggregate, Covance allocates and balances total target compensation among each pay element in a manner consistent with our executive compensation principles and with an emphasis on competitive market practices. Covance generally sets executive officer target pay as follows:

  •
  Base pay at median competitive base salary;

  •
  Target cash bonus opportunity at or above the median competitive target bonus;

  •
  Target equity opportunity at the median competitive target equity; and

  •
  Market competitive retirement and other benefit plan offerings.

        The intended result is total target compensation that approximates at or slightly above the median target compensation of our competitive marketplace for executive talent (in both mix and target value). In some cases where executives fall below the market median, we are working to incrementally move our executives closer to this competitive market position. We consider each individual's past year individual performance results as an integral part of all pay decisions, and consider the individual's successful performance over time in his or her role in base pay and equity grant decisions.

Determination of Executive Compensation Amounts

Benchmark/Peer Group

        To assess the competitiveness of pay for each executive, Covance annually benchmarks the core elements of its executive compensation program (i.e., base salary, cash bonus, and equity) from two groups.

  •
  Approximately 150 like-sized companies with revenues ranging between $1.0 and $3.0 billion (as identified by Towers Watson); and

  •
  55 industry "peer" companies in the contract research or bio/pharmaceutical industry that represent either direct business competitors and/or organizations that we most typically compete with for drug development talent.

        While the peer group includes companies both larger and smaller in size than Covance, all market data is size-adjusted to provide appropriate comparisons to Covance. The size adjustment is accomplished by Towers Watson, an independent consulting firm retained by the Compensation Committee as follows:

  •
  Where possible and appropriate, regression analyses are performed to size-adjust the survey data to achieve a close correlation with Covance's corporate revenue range and the revenue ranges of its business units.

  •
  Tabular data and various data sub-cuts are also evaluated to ensure accuracy, to provide additional information for the analysis, as well as where regression data are unavailable.

        The table below lists the 55 peer organizations for 2010:

Abbott Laboratories	Daiichi Sankyo	Medtronic, Inc.
Alcon Laboratories	Eli Lilly & Co.	Merck & Co., Inc.
Allergan	Endo Pharmaceuticals	Millenium Pharmaceuticals
Alpharma	Forest Laboratories	Novartis AG
Amgen	GE Healthcare	Novo Nordisk A/S
Applera	Genentech, Inc.	Nycomed US
AstraZeneca	Genzyme	Pfizer Inc.
Barr Pharmaceuticals	Gilead Sciences	Pharmanet Development Group
Baxter International, Inc.	GlaxoSmithKline plc	PPDI
Bayer Corp.	Hoffmann-LaRoche	Purdue Pharma
Beckman-Coulter, Inc.	Hospira	Quintiles Transnational Corp.
Biogen Idec	ICON	Sanofi-Aventis
Boehringer Ingelheim	Johnson & Johnson	Schering-Plough
Bracco Diagnostics	King Pharmaceuticals	Shire Pharmaceuticals
Bristol-Myers Squibb Co	Lab Corporation	Solvay Pharmaceuticals
Celgene	Lab Sciences Research	Takeda Pharmaceuticals
Cephalon	MDS, Inc.	Watson Pharmaceuticals
Charles River	Medlmmune	Wyeth
CR Bard

        Covance derives "market competitive" compensation as a 25% weighting of the general industry and a 75% weighting of the peer company data sets. We continue to include larger companies in the peer group because we frequently compete for talent from larger companies and need to offer competitive compensation.

        All market data is provided by Towers Watson.

Setting Compensation

        Overall, five main factors are taken into account when setting each individual executive officer's compensation:

  •
  competitive market data,

  •
  Company performance,

  •
  individual performance,

  •
  internal equity, and

  •
  retention considerations.

        In general, Covance attempts to set total targeted compensation, consisting of base salary, cash bonus, equity awards, retirement and other benefits to the median of our target competitive market data. For individual officers, other factors, such as experience and position scope, are taken into account and may result in pay being set above or below the overall competitive market data target.

        The actual compensation delivered (versus target amounts) for each individual executive officer varies depending on company and individual performance. In general, we expect that our executive officers will be paid at market levels if company and individual targets are achieved, above market levels if targets are exceeded and below market levels if targets are not achieved. In some cases our variable compensation plans (bonus and equity) may pay out nothing for below target results.

        Specifically for the Chief Executive Officer, the independent members of the Board of Directors set business and related performance targets and compensation levels based upon the recommendation and approval of the Compensation Committee. For other executive officers, the Compensation Committee on delegation from the Board of Directors, approves business and related performance targets and compensation levels after receiving recommendations from the Chief Executive Officer and Corporate Senior Vice President—Human Resources.

        Company and business unit performance targets are set as part of the annual budget process which is completed prior to each performance year (typically in December). We endeavor to set targets at aggressive but attainable levels in light of then current and prospective business conditions. Management presents to the Board industry growth projections and competitor performance information. In combination with the Company's long-term strategic plan and growth aspirations, the annual targets are set to achieve continued market leadership. In the assessment of actual performance against targets, Covance's cash bonus and equity compensation plans allow for the use of discretion by the Compensation Committee to award lower or higher payout levels than the pre-established criteria and formulae would provide. These provisions are to ensure that extraordinary circumstances unrelated to performance do not inequitably increase or decrease compensation. This discretion was not used in 2009.

        The Compensation Committee also reviews tally sheets, which reflect all elements of each executive officer's compensation, including their current and historical equity compensation. Tally sheets are a reference tool that the Compensation Committee uses at least annually in its comprehensive assessment of executive officers' total pay.

        Covance's Board of Directors assesses its executive talent (including all executive officers) annually, including reviewing succession plans for each executive officer position. Covance occasionally determines that additional long-term awards are appropriate for select executive officers to ensure their retention, and the leadership continuity required to achieve our long-term strategic goals and objectives. The value of these awards are above the target compensation levels determined from our annual review of our competitive market data. No such awards were granted in 2009.

Overall Plan Design and Features

Elements of Compensation Program

        The primary elements of the compensation program include base salary, annual incentive cash bonus, equity grants (consisting of stock options and performance-based restricted stock), and an executive retirement benefit. A portion of base salary and annual incentive cash bonus may be deferred under a non-qualified deferred compensation plan. Executive officers also participate in Company benefit plans extended to other full-time Covance employees such as medical and dental insurance, a 401(k) Plan with Company match (US employees only) and a defined benefit type pension plan (select UK employees).

Pay Mix

        Covance seeks to align executive officer and shareholder interests in a pay for performance environment. On average, between 50% and 70%, (approximately 66% in 2009), of an executive officer's total compensation—and close to 82% in the case of the Chief Executive Officer—is contingent, with the amount actually paid tied to achievement of pre-established Company objectives and individual goals.

        The chart below illustrates the 2009 allocation of target compensation for executive officers:

        The above charts reflect target incentive cash bonus levels and target equity compensation levels for the most recent year. The mix of compensation reflected in the above charts differs from the compensation figures disclosed in the proxy tables for the Named Executives because the proxy tables reflect both actual compensation paid (e.g., for cash bonus), and the fair market value of equity awards on date of grant.

Individual Elements of Pay—Details

Base Salary

        As mentioned in the "Benchmark/Peer Group" section, Covance establishes base salaries for executive officers after an annual evaluation of market data, individual experience and performance over time in role. Base salary increases generally become effective March 1 of each year, although in 2009 base pay increases were delayed until May 1, 2009.

Annual Incentive Cash Bonus Plan

        As with base salaries, Covance sets executive officer target bonus levels after an annual review of market data. The actual cash bonus paid to individual executive officers is determined in three steps:

1.
The annual incentive cash bonus pool in which executive officers participate is initially sized based on actual Company and/or business unit performance against pre-established profit targets (the range of variability is from 65% to 125% of target). In 2009 the plan utilized a corporate post-bonus operating income target of $266,410,000 and a net order target of $2,240,000,000;

2.
The size of the bonus pool in which executive officers participate is adjusted and finalized based on performance against pre-established net order targets (increasing the range of variability to 49% to 156% of target). In 2009, post-bonus operating income was $228,610,000 and net orders were $2,372,054,000. This resulted in a bonus pool for corporate officers, including Messrs. Herring, Barr, and Klitgaard, equaling 75% of the target bonus, and Mr. Cimino and Ms. Tanner of 115% and 156% of the target bonus respectively; and

3.
An individual multiplier is applied based on the executive officer's individual performance to arrive at the actual bonus amount paid. Individual performance ratings are based on an assessment of each executive's achievements against business targets and the strength of each officer's leadership competencies, with each area (performance against business targets and individual behaviors) of roughly equal weight (individual performance factors range from 0% to 160%, resulting in a total range of variation of 0% to 250% of target). The individual multiplier for each Named Executive was as follows: Mr. Herring 120%; Mr. Barr 50%; Mr. Klitgaard 110%; Mr. Cimino 120%; and Ms. Tanner 155%.

        Covance leaders are assessed on performance against annual individual objectives and the following leadership behaviors:

  •
  Wins Client Loyalty—Keep client satisfaction high and lead the organization to deliver on client expectations.

  •
  Leads by Example—Articulate and demonstrate behaviors that support the Company vision.

  •
  Inspires Others—Connect individuals to Covance and build organization excitement and alignment around the Company purpose and goals.

  •
  Drives Growth—Identify opportunities and implement solutions that expand the business.

  •
  Builds Talented Teams—Assess and develop individual organization talent.

  •
  Confronts Constructively—Readily challenge status quo while maintaining and building relationships.

  •
  Gets it Done—Create urgency and balance analysis and action that leads to timely decision making and outstanding implementation.

        For example, the following table shows the range of variability and parameters of the determination of 2009 bonuses.

	Effect of Performance Factor on Annual Cash Bonus
Criteria	Minimum Payout	Target Payout	Maximum Payout
Profit (as a % of target)	65%	100%	125%
Net Orders (as a % of target)	75%	100%	125%
Individual Performance Factor	0%	100%	160%
Final Payout (as a % of target)	0%	100%	250%

        The 2009 cash bonus target for all executive officers equaled 70% of each individual's base salary, except for the Chief Executive Officer and Chief Operating Officer whose targets were set at 100% and 80% of base salary, respectively. As a group in 2009, the actual cash bonuses were paid at 89% of target for the year.

        The following factors were utilized in determining Mr. Herring's bonus:

i) ii)	Profit—65% Net Orders—115%	}	75%

iii)	Individual Performance Rating—120%

        The actual bonus paid to Mr. Herring was $730,600 calculated as follows:

Bonus Eligible Earnings	$811,667
Target Bonus %	100%

Target Bonus ($)	$811,667

Profit and Net Orders Multiplier	75%

(Step 1: 75% × $811,667)	$608,751

Individual Performance Factor	120%

(Step 2: 120% × $608,751)	$730,600

Actual Bonus	$730,600

Equity Compensation

        Covance provides equity compensation to executive officers primarily in two forms—stock options and performance-based restricted stock—the target value associated with each vehicle being approximately equal. Equity compensation represents approximately 60% of the total target compensation for the Chief Executive Officer and approximately 40% for the other executive officers. While the intent is to grant awards at the median of the target competitive data, actual individual awards, which are granted annually in February of each year, may be higher or lower dependent upon the performance of each executive officer in the prior year and internal equity factors.

        The Compensation Committee also periodically reviews competitive market data regarding equity plan design and payout ranges to ensure that Covance's plans are designed to best fit the Company's objectives while being in line with competitive market practice. The last such review was completed during 2007.

        Management and the Compensation Committee believe equity compensation is important to align shareholder and executive officer interests by creating an "ownership culture." Executive officers maintain a meaningful economic interest in Covance stock due to the following four factors:

1.
Equity Ownership Guidelines. Covance has equity ownership guidelines requiring executive officers to attain and hold specified amounts of Common Stock of the Company. For the Chief Executive Officer, the number of required shares is set at the time of appointment and equals two times (2x) base salary and target annual cash bonus, divided by Covance's share price on that date. For the Chief Operating Officer, the required number of shares equals one and a half times (1.5x) base salary and target annual cash bonus and for all other executive officers, the required number of shares equals one times (1x) base salary and target annual cash bonus. The target levels and timeframes to achieve ownership were determined after reviewing overall general market practice and the approaches used by our peer companies.

  The following example shows how a typical executive officer's share ownership target is determined, assuming a base salary of $300,000 and a 70% target bonus opportunity and a Covance share price on the date of appointment of $55.

Share price of Covance stock	$55
Base salary	$300,000
Target cash bonus	$210,000
Share target calculation = [1 × ($300,000 + $210,000)] / $55 = 9,273 shares

  All executive officers have five years from the date of their appointment as an executive officer to achieve their ownership target. Only shares owned count towards the target (e.g., unvested options and restricted stock do not count towards the target). As of year end 2009, all executive officers either have fulfilled or are on track to fulfill their goal by their individual target dates.

2.
Options and Unvested Performance-Based Restricted Stock Awards. Executive officers have a further economic interest in Covance stock from their stock options and unvested performance-based restricted stock. Stock options vest in three equal installments over three years while performance-based restricted stock vests 100% at the end of the second calendar year following the year in which they are granted. For example, shares awarded in February 2009 vest in December of 2011.

3.
Limits on Executive Officer Sales of Covance Stock. Internal guidelines limit executive officers' ability to sell Covance equity.

4.
Hedging Policy. Covance has a policy on hedging transactions that is designed to ensure that no executive officer engages in any transaction that has the effect of hedging the executive officer's interest in Covance stock.

Stock Options

        Covance grants option awards to executive officers annually. All such awards are approved by the Compensation Committee, or independent members of the Board of Directors in the case of the Chief Executive Officer, at a regularly scheduled meeting with the meeting dates being selected approximately one year prior to the actual meeting. These meetings typically take place in February, shortly after current year performance goals are set and previous year performance is evaluated. The date of these meetings also serves as the date for setting the exercise price of the award, as well as the award's grant date.

        In keeping with industry norms, newly hired executive officers who begin employment during the year may receive a "one-time" option award. Such options are granted and priced as of the date they are approved by the Compensation Committee. Those dates are not timed with respect to any Company or market event.

        Executive officer options vest in three equal installments over three years. The target value and resulting number of options granted is determined by reference to competitive benchmarks, as previously discussed under the "Setting Compensation" section above. Under the 2007 Employee Equity Participation Plan, the option's exercise price is equal to the closing price of Covance stock on the date the awards are approved.

Performance-Based Restricted Stock

        Performance-based restricted stock is also typically approved and granted at the regularly scheduled Compensation Committee and Board of Directors meetings noted previously. In general, the target value and resulting target number of shares is determined by reference to competitive benchmarks, internal equity, and individual performance. The actual number of shares earned is performance-based and varies depending on the Company's performance against two financial metrics—backlog growth and return on assets. Exceeding one or both of these targets can result in an increase in the actual number of shares awarded from the target number of shares. Conversely, falling short of one or both of these targets can result in a reduction in the actual number of shares awarded from the target number of shares.

        This plan operates under a series of three-year performance cycles. During the initial grant year, the executive officer is granted a target share award. Performance against the two metrics noted above can result in the target award being adjusted down to 0% or up to 200% of the target. The shares awarded vest at the end of the second calendar year following the year in which such shares are granted. In each of the two years following the initial year in which the shares are awarded, each executive officer has the opportunity to earn up to an additional 20% of the actual shares earned in the initial year. These additional awards are granted based upon the Company's actual backlog growth and return on assets versus pre-established targets in each subsequent year. The second and third year financial targets are also set and approved by the Compensation Committee. Any additional shares earned vest at the same time as the initial grant. However, each three-year cycle has a maximum threshold of 220%. Once achieved, the executive officer would no longer be eligible for any additional grants during the relevant three-year cycle.

        As an example, assume an executive officer received a target grant of 4,000 performance-based restricted shares at the beginning of 2009 and achieved the following performance factors over the next three years:

1.
Year 1 (2009)—actual return on asset and backlog growth performance dictates a 60% payout against target;

2.
Year 2 (2010)—return on asset and backlog growth dictates an upward adjustment of 20% of the grant as adjusted for 2009 performance; and

3.
Year 3 (2011)—return on asset and backlog growth dictates an upward adjustment of 20% of the grant as adjusted for 2009 performance.

        In this example the executive officer would earn an overall performance share award of 3,360 shares related to the three-year 2009 performance cycle (an actual award of 2,400 shares from the first year, an additional 480 share award in both 2010 and 2011). All shares from the 2009 performance cycle vest at the end of 2011. The table below shows how the number of shares awarded would be calculated in such a scenario.

Year 1—Target # of Shares	4,000
Maximum # of Shares for this 3-Year Cycle (4,000 × 220%)	8,800
End of Year 1 Performance Adjustment	60%
# Shares at end of Year 1 (4,000 × 60%)	2,400
Year 2 Performance Adjustment	20%
# Shares at end of Year 2 2,400 + (2,400 × 20%)	2,880
Year 3 Performance Adjustment	20%
# Shares at end of Year 3 2,880 + (2,400 × 20%)	3,360
Final Number of Shares	3,360

Setting Performance Targets for Variable Compensation

        Covance sets and presents an annual business plan to the Board of Directors prior to each year. This translates into specific business goals and objectives that are used to establish financial and non-financial targets for executive officers' variable compensation (Annual Cash Incentive Plan and Performance-Based Restricted Stock Plan). Covance believes that the degree of difficulty associated with attaining the target levels set at the beginning of each year is challenging but attainable. The targets are developed based on estimated contract research organization ("CRO") industry performance projections, with our targets generally set to exceed these estimates (e.g., setting our revenue growth targets above what we believe the overall CRO market is expected to grow by). The intended result is that if Company performance exceeds the targets then actual compensation should be greater than market norms (and vice versa should Company performance fall short of targets). This approach is consistent with our pay for performance principle. In 2009 the plan utilized a corporate post-bonus operating income target of $266,410,000 and a net order target of $2,240,000,000. In 2009, post-bonus operating income was $228,610,000 and net orders were $2,372,054,000.

        To exemplify the above, over the past seven years (2003 - 2009), the Covance annual incentive bonus pool payouts have ranged from 65% to 140% of target, while the performance-based restricted share plan payouts have ranged from 50% to 220% of target.

Actual vs. Target Compensation

        Consistent with our executive compensation principles, a substantial portion of each executive officer's compensation is variable in nature (i.e., performance-based). The following table shows the actual

2009 performance year payout amounts for each performance-based element of pay vs. each element's target.

Compensation Element	CEO (Target)	CEO (Actual)	% of Target	Other Officers (Target)(1)	Other Officers (Actual)(1)	% of Target
Cash Bonus	$811,667	$730,600	90%	$228,000	$201,400	88%
Performance-Based Restricted Stock	35,750	21,450	60%	5,200	3,100	60%

(1)
Executive officer average

        In 2009 actual executive officer cash bonus payments and performance share grants were below target amounts.

Other Compensation

        Covance provides a limited number of other benefits for executive officers, the most significant being a Supplemental Executive Retirement Plan (SERP) benefit. The SERP is an unfunded, defined benefit type pension plan. The plan provides a pension benefit to a participant that is equal to a percentage, not to exceed 40%, of an executive officer's Final Average Earnings. Final Average Earnings is defined as the average annual base salary and annual cash bonus, over the highest five consecutive years of earnings out of the last ten years of employment. Vesting occurs after five years of service as a plan participant. The value of the SERP as well as the formulas used to determine its value is discussed in more detail in the narrative section of the Pension Benefits Table.

        The Compensation Committee periodically reviews the benefits and costs associated with offering the SERP. This evaluation was last conducted in 2007 and included a review by our independent outside consultant of information regarding the prevalence of similar retirement plans at companies with which Covance competes for executive officer talent. The Compensation Committee concluded that the SERP is an important component in attracting and retaining executive talent and helps motivate executive officers to drive the future success of Covance, in part because future SERP benefits are not funded or insured.

        Effective January 1, 2008, the Board chose to adopt a Non-Qualified Deferred Compensation Plan ("NQDC"). The plan is offered to approximately 130 senior management employees (including Covance executive officers). Initially in 2008, participants were allowed to defer up to 10% of their base salary and 50% of their bonus. Beginning January 1, 2009, these maximums were increased to up to 50% for base salary, and up to 70% for bonus. These maximums are both market competitive and allow for executives to take greater advantage of the tax benefits from deferring plan year income.

        Similar to the Covance 401(k) Plan, a match is made on employee deferrals, less an amount determined each year as the maximum match allowed in the qualified 401(k) Plan. In light of competitive market practice, the Board also agreed that executive officers who participate in the SERP, which includes all of the Named Executives, are not eligible to receive a match for any deferrals in the NQDC plan.

        Effective January 1, 2009, both the annual car allowance and annual financial counseling allowance were eliminated. Base salaries were increased at the time of the annual merit review adjustment effective on May 1, 2009 in order to partially offset the elimination of these perquisites. The Chief Executive Officer is also provided with a country club membership which is used primarily for business purposes. The value of the country club benefit is described in more detail in the footnotes to the Summary Compensation Table.

Payments in Connection with Change in Control or Termination

        Covance has a program which applies in the event of a change in control. Covance believes that the triggering events for a change in control and amounts payable are appropriate to fulfill the following purposes:

  •
  Ensure executive officers focus on shareholder interests and evaluate potential transactions impartially by removing concerns about their potential termination of employment; and

  •
  To retain executive officers needed for the success of Covance during a time of potential disruption and/or transition.

        Events that trigger these payments were chosen based on a review of broad marketplace practices. They consist of:

  •
  A person or entity acquires stock that together with other stock held by such person constitutes 50% or more of the total fair market value or total voting power of the stock of the company.

  •
  A person or entity acquiring ownership of stock of the company possessing 30% or more of the total voting power of the company's stock.

  •
  A majority of the members of the Board are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

  •
  A person or entity acquires assets from the company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the company immediately before such acquisition.

  In general, in the event of termination within two years of a change in control, an executive officer would receive:

  •
  A payment equal to three times (3x) the sum of the executive officer's annual base salary and target annual cash bonus at the time the executive officer is terminated;

  •
  An additional three years of service and age credit for the SERP;

  •
  Vesting of all unvested stock options and restricted stock; and

  •
  Outplacement services.

        Prior to December 31, 2009, executive officers would have been entitled to a payment equal to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (if any). This feature has been eliminated effective December 31, 2009.

        In addition, in the event of a change in control, the executive officer can trigger payment of the benefits described above by voluntarily terminating his or her employment during the one month period between the 12th and 13th month after the change in control. Covance provides this feature to facilitate the continuity of management through and beyond the change in control by encouraging officers to commit to a trial period with the new entity.

        Separate from a change in control, executive officers are eligible to receive compensation in the event that they are terminated involuntarily and without cause. The value of these payments, as well as the basis for calculations, including formulas used, under various scenarios for each Covance executive officer can be found on the Termination Scenarios table. We expect executive officers to not compete with Covance after their departure and to preserve Covance confidential information. Change in control compensation is provided only if the affected executive officers sign releases of claims against Covance they otherwise might assert. In addition, if an executive officer leaves Covance for any reason aside from a change in control, retirement, death, or disability, all unvested stock options and performance-based restricted stock are forfeited.

        The Compensation Committee last reviewed competitive market data regarding the policies and multiples provided regarding change in control provisions in 2009, and agreed that Covance's current program is designed to achieve the Company's overall objectives.

Report of the Compensation and Organization
Committee on Executive Compensation

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and Proxy Statement.

Members of the Compensation Committee

Gary E. Costley, Chair
Joseph C. Scodari
Bradley T. Sheares

 EXECUTIVE COMPENSATION TABLES

2009 Summary Compensation Table

        The table below summarizes the total compensation earned by the Company's Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers of the Company (collectively, the "Named Executives").

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Joseph L. Herring	2009	$811,667	$-0-	$1,422,850	$1,171,545	$730,600	$1,123,798	$25,043	$5,285,503
Chairman and Chief	2008	729,167	-0-	1,123,320	729,820	850,000	402,890	64,484	3,899,681
Executive Officer	2007	684,167	-0-	3,332,980	806,680	955,000	406,944	54,934	6,240,705
William E. Klitgaard	2009	410,213	-0-	286,958	236,214	236,900	383,511	13,475	1,567,271
Corporate Senior Vice	2008	378,200	-0-	293,040	190,876	203,600	125,383	26,740	1,217,839
President and Chief	2007	355,833	-0-	275,660	178,192	250,919	111,011	26,465	1,198,080
Financial Officer
Wendel D. Barr	2009	471,667	-0-	358,678	295,264	141,600	225,798	185,663	1,678,670
Executive Vice	2008	415,000	-0-	309,320	202,104	255,000	79,523	115,549	1,376,496
President and Chief	2007	331,846	-0-	244,335	161,336	438,008	60,277	30,465	1,266,267
Operating Officer
Richard F. Cimino	2009	336,085	-0-	203,259	167,316	324,700	165,336	13,475	1,210,171
Corporate Senior Vice	2008	306,280	500	195,360	129,122	373,900	53,795	31,490	1,090,447
President and	2007	294,500	-0-	200,480	130,032	163,271	38,097	27,643	854,023
President, Clinical
Development Services
Deborah L. Tanner	2009	332,692	-0-	203,259	167,316	563,200	131,170	13,475	1,411,112
Corporate Senior Vice	2008	296,308	500	195,360	129,122	345,900	36,895	31,490	1,035,575
President and	2007	272,954	-0-	231,805	154,112	125,811	57,653	31,375	873,710
President, Central
Laboratory Services

(1)
The amounts shown reflect service awards that all Covance employees are eligible to receive upon completing an established number of years of service with the Company.

(2)
The amounts shown reflect grant date fair market value based on the target payout of these performance-based awards. The maximum value for each stock award would be 220% of the initial target grant and assumes the highest level of performance achieved. If the highest level of performance were to be achieved by the named Executive Officer, the maximum values for each officer would be as follows: for Mr. Herring $3,130,270, Mr. Klitgaard $631,308, Mr. Barr $789,091, Mr. Cimino $447,169 and Ms. Tanner $447,169. Please refer to the "Compensation Discussion and Analysis" section above for a description of the terms of these awards.

(3)
The amounts shown reflect grant date fair market value as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation. Assumptions used in this calculation are included in footnote 10 to the Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Please refer to the "Compensation Discussion and Analysis" section above for a description of the terms of these awards.

(4)
The amounts shown reflect additional benefits and payments provided to the Named Executives including the following:
  •
  Company matching contributions to the Company's defined contribution plans in the amounts of $13,475 for each of Messrs. Herring, Klitgaard, Barr, and Cimino, and Ms. Tanner.

  •
  The value associated with Mr. Herring's personal use of a country club membership in the amount of $6,055, which membership is primarily used for corporate purposes.

  •
  Tax reimbursement payments to Mr. Herring of $5,513 and Mr. Barr of $4,071 in connection with income recognized as a result of Company reimbursement of air and ground costs of travel for their spouses' attendance as co-hosts to a Company scientific sales award function.

  •
  A reimbursement of $110,494 to Mr. Barr for relocation costs and an associated tax reimbursement of $57,623.

 2009 Grants of Plan-Based Awards Table

									All Other Stock Awards: # of Shares of Stock or Units (#)
										All Other Option Awards: # of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
											Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Market Value ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph L. Herring			—	$850,000	$2,125,000	—	—	—	—	—	—	—
	2/19/09	(2)	—	—	—	—	35,750	71,500	—	—	—	$1,422,850
	2/19/09	(3)	—	—	—	—	—	—	—	94,100	$39.80	1,171,545
	2/19/09	(4)	—	—	—	—	2,758	5,516	—	—	—	109,768
	2/19/09	(5)	—	—	—	—	4,004	—	—	—	—	159,359
William E. Klitgaard			—	297,500	743,750	—	—	—	—	—	—	—
	2/19/09	(2)	—	—	—	—	7,210	14,420	—	—	—	286,958
	2/19/09	(3)	—	—	—	—	—	—	—	18,973	39.80	236,214
	2/19/09	(4)	—	—	—	—	616	1,232	—	—	—	24,517
	2/19/09	(5)	—	—	—	—	990	—	—	—	—	39,402
Wendel D. Barr				400,000	1,000,000	—	—	—	—	—	—	—
	2/19/09	(2)	—	—	—	—	9,012	18,024	—	—	—	358,678
	2/19/09	(3)	—	—	—	—	—	—	—	23,716	39.80	295,264
	2/19/09	(4)	—	—	—	—	546	1,092	—	—	—	21,731
	2/19/09	(5)	—	—	—	—	990	—	—	—	—	39,402
Richard F. Cimino				245,000	612,500	—	—	—	—	—	—	—
	2/19/09	(2)	—	—	—	—	5,107	10,214	—	—	—	203,259
	2/19/09	(3)	—	—	—	—	—	—	—	13,439	39.80	167,316
	2/19/09	(4)	—	—	—	—	448	896	—	—	—	17,830
	2/19/09	(5)	—	—	—	—	990	—	—	—	—	39,402
Deborah L. Tanner				245,000	612,500	—	—	—	—	—	—	—
	2/19/09	(2)	—	—	—	—	5,107	10,214	—	—	—	203,259
	2/19/09	(3)	—	—	—	—	—	—	—	13,439	39.80	167,316
	2/19/09	(4)	—	—	—	—	518	1,036	—	—	—	20,616
	2/19/09	(5)	—	—	—	—	792	—	—	—	—	31,522

(1)
The exercise price of the options is equal to the closing price on the date of grant as required by the 2007 Employee Equity Participation Plan.

(2)
The amounts shown reflect performance-based restricted stock granted for the first year of the 2009-2011 plan cycle, with payout ranging from 0-200% of target depending on performance in 2009.

(3)
The amounts shown reflect 2009 stock option grants at grant date fair value granted pursuant to the 2007 Employee Equity Participation Plan.

(4)
The amounts shown reflect performance-based restricted stock granted for the second year of performance in the 2007-2009 plan cycle, with actual payout of 10% (maximum potential 20%) of the final adjusted grant in 2007 based on performance in 2008. Maximum payout includes amounts which may be granted in the third year of the 2007-2009 plan cycle based on performance in 2009.

(5)
The amounts shown reflect performance-based restricted stock granted for the third year of performance in the 2006-2008 plan cycle, with actual payout of 10% of the final adjusted grant in 2006 based on performance in 2008.

 2009 Outstanding Equity Awards at Fiscal Year-end Table

	Option Awards(1)						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Yet Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Joseph L. Herring
2009(2)	—		94,100	—	$39.80	02/18/19	—	—	71,500	$3,901,755
2008(3)	8,666		17,334	—	81.40	02/20/18	11,040	$602,453	4,416	240,981
2007(4)	22,333		11,167	—	62.65	02/21/17	—	—	5,516	301,008
2007(5)	—		—	—	—	—	33,500	1,828,095	—	—
2006	30,900		—	—	56.18	02/22/16	—	—	—	—
2005	32,200		—	—	42.32	02/16/15	—	—	—	—
2004	35,650		—	—	29.69	02/24/14	—	—	—	—
2003	40,800		—	—	22.95	02/26/13	—	—	—	—
2002	37,150		—	—	17.43	02/20/12	—	—	—	—
2001	10,000		—	—	18.80	11/06/11	—	—	—	—
William E. Klitgaard
2009(2)	—		18,973		$39.80	02/18/19	—	—	14,420	786,899
2008(3)	2,266		4,534	—	81.40	02/20/18	2,880	157,162	1,152	62,865
2007(4)	4,933		2,467	—	62.65	02/21/17	—	—	1,232	67,230
2006	7,700		—	—	56.18	02/22/16	—	—	—	—
2005	9,000		—	—	42.32	02/16/15	—	—	—	—
2004	15,750		—	—	29.69	02/24/14	—	—	—	—
2003	13,500		—	—	22.95	02/26/13	—	—	—	—
Wendel D. Barr
2009(2)	—		23,716		$39.80	02/18/19	—	—	18,024	983,570
2008(3)	2,400		4,800	—	81.40	02/20/18	3,040	165,893	1,216	66,357
2007(4)	4,467		2,233	—	62.65	02/21/17	—	—	1,092	59,590
2006(6)	7,700		—	—	56.18	02/22/16	17,802	971,455	—	—
2005	11,400		—	—	42.32	02/16/15	—	—	—	—
2004	14,000		—	—	29.69	02/24/14	—	—	—	—
2003	17,300		—	—	22.95	02/26/13	—	—	—	—
2002	13,000	*	—	—	17.43	02/20/12	—	—	—	—
2000	7,500	*	—	—	11.22	12/28/10	—	—	—	—
Richard F. Cimino
2009(2)	—		13,439		$39.80	02/18/19	—	—	10,214	557,378
2008(3)	1,533		3,067	—	81.40	02/20/18	1,920	104,774	768	41,910
2007(4)	3,600		1,800	—	62.65	02/21/17	—	—	896	48,895
2006(7)	7,700		—	—	56.18	02/22/16	14,242	777,186	—	—
2005	9,100		—	—	42.32	02/16/15	—	—	—	—
Deborah L. Tanner
2009(2)	—		13,439		$39.80	02/18/19	—	—	10,214	557,378
2008(3)	1,533		3,067	—	81.40	02/20/18	1,920	104,774	768	41,910
2007(4)	4,267		2,133	—	62.65	02/21/17	—	—	1,036	56,535
2006	6,200		—	—	56.18	02/22/16	—	—	—	—
2005	2,500	*	—	—	42.32	02/16/15	—	—	—	—
2004	3,200	*	—	—	29.69	02/24/14	—	—	—	—
2003	500	*	—	—	22.95	02/26/13	—	—	—	—

(1)
All unvested options vest at a rate of one third per year at the end of each of the first three years of the ten year option term except for those indicated by an asterisk which options vest at a rate of one half per year at the end of each of the first two years of the option term. The full vesting date of each option is seven years prior to the listed expiration date except for those indicated by an asterisk (two-year vesting) for which the full vesting date is eight years prior to the expiration date.

(2)
Number of shares shown in column (i) of this table reflects the maximum 200% of performance-based restricted shares that could be earned for the first year of performance in the 2009-2011 performance-based restricted stock cycle which will vest on December 19, 2011.

(3)
Number of shares shown in column (g) of this table reflects performance-based restricted stock earned for the first year of performance under the 2008-2010 performance-based restricted stock cycle. These shares will vest on December 20, 2010. Number of shares shown in column (i) of this table reflects the potential 40% maximum performance based restricted stock that could be earned for the second and third years of performance in the 2008-2010 performance-based restricted stock cycle.

(4)
Number of shares shown in column (i) of this table reflects the potential 20% maximum performance based restricted stock that could be earned for the third year of performance in the 2007-2009 performance-based restricted stock cycle.

(5)
Shares shown in column (g) consist of 33,500 shares of restricted stock granted for retention purposes which are scheduled to vest on February 22, 2012.

(6)
Shares shown in column (g) consist of 17,802 shares of restricted stock granted for retention purposes which are scheduled to vest on February 23, 2011.

(7)
Shares shown in column (g) consist of 14,242 shares of restricted stock granted for retention purposes which are scheduled to vest on February 23, 2011.

        The table below shows option exercise and stock award vesting activity during the fiscal year ended December 31, 2009.

2009 Option Exercises & Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph L. Herring	-0-	$-0-	34,342	$1,710,533
William E. Klitgaard	27,700	777,740	7,766	385,857
Wendel D. Barr	-0-	-0-	6,996	346,487
Richard F. Cimino	8,794	201,766	5,918	291,369
Deborah L. Tanner	-0-	-0-	6,490	322,859

        The table below shows benefits that the Named Executives are entitled to under the Company's defined benefit plans.

2009 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Joseph L. Herring	Covance Supplemental Retirement Plan	10	$3,156,814	-0-
William E. Klitgaard	Covance Supplemental Retirement Plan	9	1,257,190	-0-
Wendel D. Barr	Covance Supplemental Retirement Plan	6	549,331	-0-
Richard F. Cimino	Covance Supplemental Retirement Plan	5	363,349	-0-
Deborah L. Tanner	Covance Supplemental Retirement Plan	4	268,221	-0-

(1)
Includes amounts which the Named Executive may not currently be entitled to receive.

Supplemental Executive Retirement Plan

        In December 1996, Covance adopted a nonqualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including the Named Executives in order to attract and retain a highly motivated executive workforce.

        Participating executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service as defined in the SERP (fifteen years for participants employed by Covance on January 1, 1997). Retirement benefits to be provided under the SERP will be based on 40% of an executive's final average earnings. The benefit for executives with less than 20 years of service would equal 2% (2.67% for participants employed by Covance on January 1, 1997) multiplied by service multiplied by final average earnings. The final average earnings is based upon the highest five consecutive years of compensation out of the executive's ten years of employment with Covance or any subsidiary thereof. Compensation is defined as the executive's annual salary plus bonuses.

        Participating executives may commence receiving reduced, early retirement benefits as early as age 55, provided they had attained five years of service under the plan. Benefits are reduced 5% for each year commencement precedes age 60, up to a 25% reduction at age 55.

        Upon retirement the normal form of payment under the SERP is a single lump sum payment.

Actuarial assumptions used to determine values in the Pension Benefits Table

        The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age (even if the participant is not yet eligible to do so). Actual benefit present values will vary from these estimates depending on many factors, including an executive's actual retirement age.

Covance Inc. Supplemental Executive Retirement Plan Assumptions

	December 31, 2009	December 31, 2008
Discount rate	5.25%	6.00%
Form of payment	Lump sum	Lump sum
Lump sum interest rates
Annuity payments scheduled to be made within 5 years	2.33% (3.13% for lump sum payments in 2010)	6.72% (5.24% for lump sum payments in 2009)
Annuity payments scheduled to be made between 5 and 20 years from now	5.59% (5.07% for lump sum payments in 2010)	7.12% (5.69% for lump sum payments in 2009)
Annuity payments scheduled to be made beyond 20 years	6.30% (5.50% for lump sum payments in 2010)	6.36% (5.37% for lump sum payments in 2009)
Retirement age	Later of age 60 and current age	Later of age 60 and current age
Termination and disability rates	none	none

 2009 Non-Qualified Deferred Compensation Table

Name (a)	Executive contributions in last FY ($)(b)	Registrant contributions in last FY ($)(c)	Aggregate earnings in last FY ($)(d)	Aggregate withdrawals/ distributions ($)(e)	Aggregate balance at last FY ($)(f)
Joseph L. Herring	$587,333	$-0-	$48,186	$-0-	$687,277
William E. Klitgaard	-0-	-0-	-0-	-0-	-0-
Wendel D. Barr	-0-	-0-	-0-	-0-	-0-
Richard F. Cimino	-0-	-0-	-0-	-0-	-0-
Deborah L. Tanner	-0-	-0-	3,366	-0-	14,051

        The Board adopted a Non-Qualified Deferred Compensation Plan ("NQDC") effective January 1, 2008. In 2009, the plan has been offered to approximately 130 senior management employees (including the Named Executives). The plan is intended to provide this group of employees with an opportunity to defer compensation in addition to amounts permitted under the Covance qualified 401(k) Plan. No contributions were made by Covance on the amounts deferred by the Named Executives and all contributions by the Named Executives are included in the Named Executive's salary set forth in the Summary Compensation Table. No above market interest rates or special terms are provided on invested amounts and therefore earnings realized on amounts deferred are not included in the Summary Compensation Table.

        Under the NQDC Plan, participants are allowed to defer up to 50% of their base salary and 70% of their bonus in any given year. Participants in the NQDC are subject to certain contributions and earnings limits under the Internal Revenue Code. Similar to the Covance 401(k) Plan, a match is made on employee deferrals, less an amount determined each year as the maximum match allowed in the qualified 401(k) Plan. However, senior officers who participate in the SERP, which includes all of the Named Executives, are not eligible to receive a match for any deferrals into the NQDC plan. Amounts deferred under the NQDC are deemed invested in one of the investment choices available in Covance's 401(k) Plan as selected by the participant. Earnings on these investments are market earnings and there are no provisions for guaranteed rates of return. All amounts in a participant's NQDC account are unfunded and remain assets of the Company until paid out. Amounts deferred may be paid out six months after the participant's separation from service with the Company or at some other point as designated in advance by the participant.

 2009 Termination Scenarios

	Joseph L. Herring		William E. Klitgaard		Wendel D. Barr		Richard F. Cimino		Deborah L. Tanner
Benefit(1)	Without Cause ($)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)	Without Cause ($)(2)	Change in Control ($)
Salary and Annual Cash Incentive	$2,550,000	$5,100,000	$722,500	$2,167,500	$900,000	$2,700,000	$595,000	$1,785,000	$595,000	$1,785,000
Equity
Unvested Restricted Stock	-0-	1,828,095	-0-	-0-	-0-	971,455	-0-	777,186	-0-	-0-
Unvested Performance—Based Restricted Stock	-0-	2,553,330	-0-	550,611	-0-	657,678	-0-	383,463	-0-	383,463
Unvested Options(3)	-0-	1,389,857	-0-	280,231	-0-	350,285	-0-	198,494	-0-	198,494
Equity Total	-0-	5,771,282	-0-	830,842	-0-	1,979,418	-0-	1,359,143	-0-	581,957
Other Benefits
Health & Welfare	39,916	59,874	65,680	98,520	39,244	58,866	38,956	58,434	38,956	58,434
Outplacement	50,000	50,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000
Other Benefits Total	89,916	109,874	95,680	128,520	69,244	88,866	68,956	88,434	68,956	88,434
Total(4)	$2,639,916	$10,981,156	$818,180	$3,126,862	$969,244	$4,768,284	$663,956	$3,232,577	$663,956	$2,455,391

(1)
All values reflected in the table assume a termination date of December 31, 2009; and where applicable reflect the closing price of Covance stock on that day of $54.57. All amounts reflect the incremental value (excluding the value of retirement benefits upon termination, which are detailed in the table below) to each of the Named Executives in the event of a termination and do not include the value of any equity vested and earned prior to December 31, 2009. All values reflect (in the event of involuntary termination and change-in-control) the maximum incremental amount payable to each of the Named Executives in the event of such a termination on December 31, 2009. No incremental value is payable to the Named Executives in the event of termination for cause or voluntary termination.

(2)
In addition to the cash severance noted, if an officer other than the CEO has not secured a suitable alternative vocation after one year, the Chief Executive Officer has the discretion to pay the officer his or her salary for one additional year.

(3)
Assumes each Named Executive exercised all in-the-money options at $54.57 (the December 31, 2009 closing price of Covance common stock on the NYSE).

(4)
The Named Executives would also be entitled to the retirement plan benefits set forth in the table below.

 2009 Termination Scenarios—Defined Benefit Plan Benefits

Name	Plan Name	Voluntary For Cause or Without Cause ($)	Death ($)	Disability ($)	Change in Control ($)
Joseph L. Herring	Covance Supplemental Retirement Plan(1)	$3,570,820	$1,746,952	$4,764,674	$5,381,661
William E. Klitgaard	Covance Supplemental Retirement Plan(1)	1,249,628	619,712	1,676,801	2,134,239
Wendel D. Barr	Covance Supplemental Retirement Plan(1)	827,397	294,226	1,151,359	911,759
Richard F. Cimino	Covance Supplemental Retirement Plan(1)	489,841	196,099	681,635	643,993
Deborah L. Tanner	Covance Supplemental Retirement Plan(1)	-0-	143,036	596,753	521,979

(1)
Voluntary Termination and Termination With or Without Cause. Once vested, Named Executives are eligible to receive benefits under the SERP. Benefits vest in the SERP upon attaining five years of service. Executives terminating employment shall receive their benefit in the form of a lump sum payment at the later of age 55 or age at termination of employment, but in no event shall the distribution be made less than six months from such date or event. In 2007 amendments to the SERP were adopted in order to comply with Section 409A of the Internal Revenue Code. These amendments have an effective date of January 1, 2009. Prior to these amendments, the SERP permitted officers to elect actuarial equivalent joint and survivor annuity even at a later point than six months after termination.

Messrs. Herring, Klitgaard, Barr and Cimino are fully vested in their SERP benefit. No benefits would be payable to Ms. Tanner, as she was not vested as of December 31, 2009. Benefits shown for Messrs. Herring, Barr and Cimino would be payable in the form of a lump sum payment at age 55. The benefit shown for Mr. Klitgaard would be payable as a lump sum as of July 1, 2010.

Termination for Cause. Benefits payable upon a termination of employment for cause are the same amount and form with the same timing as a voluntary termination.

Death. Death benefits are payable to the spouse of married participants as a lump sum payment as soon as administratively feasible after the participant's death. The lump sum shown is payable upon death and is based upon 50% of the participant's accrued benefit at the time of death and is calculated assuming the accrued benefit is deferred to the date the participant would have attained age 55.

Participants who are not married, but have surviving children are eligible for an immediate lump sum payment as soon as administratively feasible after the participant's death. The lump sum is based upon 50% of the participant's accrued benefit at the time of death and is calculated assuming the accrued benefit is deferred to the date the participant would have attained age 55.

No death benefits are payable to unmarried participants without surviving children.

Disability. Executives immediately vest in their accrued benefit upon becoming disabled. Benefits are payable in the form of a lump sum payment at the later of the executive's separation from service or 65. Benefits shown in the above table are payable at age 65.

Termination Due to a Change-In-Control. Upon an eligible termination of employment resulting from a change-in-control, payment under the SERP shall be a lump sum of the participant's enhanced SERP benefit payable 6 months from separation from service. The enhanced benefit is calculated by providing the participant with an extra three years of service and three years of age under the SERP for purposes of both vesting in and determining the amount of benefits payable under the SERP.

The lump sum is based upon the reduced early retirement benefit if the executive satisfies the conditions for early retirement after applying the extra three years of age and service. If the executive does not satisfy the conditions for early retirement after adding the three extra years of age and service, the lump sum is based on the accrued benefit, deferred to age 55.

Termination and Change of Control Arrangements

        As reflected in the Termination Scenarios Table, pursuant to an agreement dated December 31, 2008 between Covance and Mr. Herring, Mr. Herring shall be entitled to (i) two times his annual base compensation, and (ii) variable compensation for one year at his most recent target level in the event he is terminated for reasons other than cause. Mr. Herring is also entitled to two years continuation of health benefits. Covance has also entered into agreements which provide Mr. Barr and each of the Corporate Senior Vice Presidents, including the Named Executives, compensation equal to the executive officer's base annual salary at the annual rate in effect on the date of termination plus variable compensation at the most recent target level in the event that such executive officer's employment has been terminated for reasons other than cause. If Mr. Barr or a Corporate Senior Vice President has not secured a suitable alternative vocation after one year, the Chief Executive Officer has the discretion to pay such officer his or her salary for one additional year. These payments would be made under Covance's normal payroll schedule. All such executive officers will also be entitled to health benefits (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to two years.

        Covance will also provide to Mr. Herring, Mr. Barr and the Corporate Senior Vice Presidents, upon the termination of employment by Covance other than for cause, or a constructive termination, as defined in the agreements, of such executive, during the twenty-four months following a change in control of Covance, compensation equal to (i) three times the annual base salary in effect on the termination date, and (ii) three times the annual variable compensation at the most recent target level and such officer will be entitled to participate in Covance's health and benefit plans for a period of up to three years. Such payments shall be made in a lump sum. While these agreements entitled the executive to receive a payment in an amount sufficient to make him or her whole for any federal excise tax on excess parachute payments, each executive waived such right effective December 31, 2009. Such executive officers shall also be entitled to the benefits described above in the event the officer voluntarily terminates his or her employment with Covance for any reason between the twelfth and thirteenth months following a change in control. A "change in control" is defined in the agreements to include the following: the acquisition by a person of stock of the Company that, together with stock already held by such person constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; the acquisition by a person during a twelve month period of 30% or more of the voting stock of Covance; a majority of the members of the Board are replaced during any 12 month period; or the acquisition by any person of assets from the Company equal to or more than 40% of the total fair market value of the Company's assets.

PROPOSAL TWO
Approval of the 2010 Employee Equity Participation Plan

        Covance is seeking shareholder approval of the 2010 Employee Equity Participation Plan (the "2010 Plan") which has been approved by the Board of Directors to replace the 2007 Employee Equity Participation Plan (the "2007 Plan"). If approved by the shareholders, the 2010 Plan will be effective on May 6, 2010 and will expire on May 5, 2020. The following is a summary of the important features of the 2010 Plan. This summary is qualified in its entirety by the full text of the 2010 Plan as set forth in Appendix A hereto. The 2010 Plan authorizes the Compensation Committee, or such other committee as is appointed by the Board of Directors to administer the 2010 Plan, to grant awards to employees and consultants of Covance or entities in which Covance has a controlling or significant equity interest. The number of shares of Common Stock available for grant under the 2010 Plan shall be 4,300,000 plus shares remaining available for grant under the 2007 Plan as described below. Any shares granted as awards other than options or stock appreciation rights ("Full Value Awards") shall be counted against this limit as one and seventy-four hundredths (1.74) shares for every one share granted. Effective upon the approval of the 2010 Plan by Covance's shareholders, no further grants of options, shares or other awards shall be permitted under the 2007 Plan. All grants and awards under the 2007 Plan that remain outstanding shall be administered and paid in accordance with the provisions of the 2007 Plan out of shares issuable under the 2010 Plan. As of December 31, 2009, there were 10,320 employees of Covance and its subsidiaries.

        Purpose.    Covance is a participant in a competitive service industry. In order to increase revenue and earnings, it is generally necessary to increase the number of employees. Covance competes not only for business, but for the services of qualified executive, technical and managerial employees. Covance believes that it is necessary to offer equity incentives in order to attract and retain such employees. Accordingly, the purposes of the 2010 Plan are to encourage professional, managerial, technical, and other employees or consultants to become owners of Common Stock in order (a) to increase their proprietary interest in the Company's success; (b) to stimulate the efforts of certain key employees by giving suitable recognition to services which contribute materially to the Company's success; and (c) to provide such employees with additional incentive and award opportunity. If the 2010 Plan is approved at the Annual Meeting and the Company subsequently wished to amend the 2010 Plan to increase the number of shares available for awards under the 2010 Plan, reduce the minimum grant price or otherwise increase benefits that have already accrued to Plan participant, an additional approval of the shareholders would be required.

        Committee Administration.    The 2010 Plan shall be administered by the Compensation Committee. Each member of the Compensation Committee shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3) promulgated under the Securities and Exchange Act of 1934, and an "outside director" within the meaning set forth in the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

        Eligibility.    Key executive, managerial and technical employees (including officers and employees who are Directors) and other employees and consultants of the Company or any subsidiary are eligible to participate in the 2010 Plan. The selection of individuals who are eligible to participate in the 2010 Plan is within the discretion of the Compensation Committee. Stock options, stock appreciation rights, and other stock awards may also be granted to employees of other companies who become employees of Covance or a subsidiary as a result of a merger, consolidation or acquisition in substitution for stock options or other stock denominated awards held by such employees in such other companies.

        Awards.    The 2010 Plan authorizes the Compensation Committee to grant any of the following awards to eligible employees:

  •
  options to purchase Common Stock;

  •
  stock appreciation rights ("SARs"); and

  •
  other stock awards.

        The Compensation Committee may determine to grant each of those awards singly or in combination. Shares of stock subject to awards are shares of Common Stock. Under the 2010 Plan, no individual may receive awards covering more than 25 percent of the 4,300,000 shares allocated to the 2010 Plan.

        A stock option represents the right to purchase a specified number of shares at a stated exercise price for a specified time. The 2010 Plan permits the grant of options to purchase shares at not less than the fair market value of the shares of Common Stock on the date of grant. Stock options may be in the form of non-qualified stock options, as well as incentive stock options as described in Section 422 of the Internal Revenue Code. The exercise period for stock options granted will be determined by the Compensation Committee at the time of grant, but will not be longer than ten years from the date of grant, subject to a limited exception for non-qualified options that may not be exercised within three business days of expiration due to a Company imposed trading blackout. Upon exercise, the option exercise price may be paid in cash, by tendering shares of Common Stock owned by the optionee or any combination of such methods. The Committee is not permitted to change or amend the exercise price of any stock options or SARs. The 2010 Plan does not permit the grant of "reload" stock options, which are options that provide for the grant of additional stock options contingent upon the surrender of shares of Common Stock owned by the optionee in payment of the exercise price. The 2010 Plan also prohibits the repricing of options or SARs. SARs represent a right to receive a payment in cash, shares of Common Stock or a combination of both equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over an amount which is not less than the fair market value of the shares on the date of grant. SARs are often granted by companies to non-U.S. participants to whom stock options cannot be issued due to foreign legal restrictions or adverse tax consequences. Covance has not granted SARs through March 24, 2010. Stock awards such as incentive shares may also be granted pursuant to the 2010 Plan. Stock awards may be made in shares of Common Stock or denominated in units equivalent in value to shares or may otherwise be based on or related to shares of Common Stock.

        All shares of Common Stock subject to the 2010 Plan and covered by outstanding awards will be adjusted, to the extent the Compensation Committee deems appropriate, for any future stock splits or consolidations or other corporate transactions. The provisions governing the disposition of specific awards granted under the 2010 Plan in the event of the retirement, disability, death or other termination of employment of the participant will be determined by the Compensation Committee at the time such awards are granted. The Compensation Committee may alter or amend the 2010 Plan or any agreements granted thereunder to the extent permitted by law except that the Committee may not increase the number of shares which may be issued under the 2010 Plan, modify the requirements for participation in the 2010 Plan or increase benefits that have already accrued to participants under the 2010 Plan, without shareholder approval. The Board of Directors may terminate the 2010 Plan.

        All or part of any stock award may be subject to conditions and restrictions established by the Compensation Committee, which may include continuous service and/or achievement of performance goals. The performance criteria that may be used by the Compensation Committee in granting awards contingent on performance goals for officers to which Section 162(m) of the Internal Revenue Code is applicable consist of stock price, earnings level, return on equity, or other criteria meeting the requirements of Section 162(m).

        Change of Control.    In the event of a change of control, awards which have not vested shall immediately vest. A change of control is deemed to occur if: (i) any person becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of Covance's then outstanding securities; or (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes, a majority of the individuals elected to serve on Covance's Board of Directors are different than the individuals who served on Covance's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes; or (iii) consummation of a merger, consolidation (where in each case Covance is not the survivor thereof), sale or disposition of all or substantially all of Covance's assets, or a plan of partial or complete liquidation; or (iv) when an offerer (other than Covance) purchases shares of Covance's Common Stock pursuant to a tender or exchange offer for securities representing 30% or more of the combined voting power of the Company's outstanding securities.

        Shares Available.    4,300,000 shares of Common Stock may be issued as awards under the 2010 Plan. Any shares granted as options or SARs shall be counted against this limit as one (1) share for every one (1) share granted. Any shares granted as awards other than options or SARs shall be counted against this limit as one and seventy-four hundredths (1.74) shares for every one (1) share granted. In addition, the following shares may be issued under the 2010 Plan: (i) shares that were available for issuance under the 2007 Plan but were not issued or subject to options granted under the 2007 Plan, (ii) shares that are forfeited under the 2007 Plan and shares that are not issued under the 2007 Plan because of the cancellation, termination or expiration of awards, and/or other similar events, and (iii) shares that are issued under the 2010 Plan which are subsequently forfeited in accordance with the terms of the award or an award agreement or shares that are not issued because of the cancellation, termination or expiration of awards and/or similar events under the 2010 Plan. The shares awarded under the 2010 Plan may be either authorized but unissued shares of Common Stock or treasury shares.

        As of February 26, 2010, there were 2,828,042 such shares to be issued upon exercise of outstanding options, warrants and rights under the 2007 Plan; 1,024,987 to be issued upon exercise of outstanding options, warrants and rights under the 2002 Employee Stock Option Plan ("2002 ESOP"); and there were 113,400 shares to be issued upon exercise of outstanding options, warrants and rights under the 2008 Directors Stock Option Plan (the "2008 DSOP"). Together, the total outstanding awards of 3,966,429 had a weighted average exercise price of $46.96 per share and a weighted average remaining term of 7.3 years. As of February 26, 2010, there were 1,162,852 unvested performance shares and restricted stock awards outstanding. Effective upon the approval of the 2010 Plan by Covance's shareholders, no further grants of options, shares or other awards shall be permitted under the 2007 Plan. As of February 26, 2010, there were 1,287,387 shares available for grant under the 2007 Plan and 156,300 shares available under the 2008 DSOP. There were 405,510 Full Value Awards available for issuance under the 2007 Plan. There are no further grants of options, shares or other awards permitted under the 2002 ESOP.

        United States Federal Tax Treatment.    The following is a brief summary of the current United States Federal income tax rules generally applicable to options, stock awards and SARs. Options granted under the 2010 Plan may be either non-qualified options or incentive stock options qualifying under Section 422 of the Internal Revenue Code.

        Non-Qualified Options.    An optionee is not subject to Federal income tax upon grant of a non-qualified option. At the time of exercise, the optionee will realize ordinary income to the extent that the then fair market value of the Common Stock exceeds the option price. The amount of such income will constitute an addition to the optionee's tax basis in the optioned stock. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the optionee realizes ordinary income. Sale of the underlying shares of Common Stock will result in capital gain or loss (long-term or short-term depending on the optionee's holding period).

        Incentive Stock Options.    Options under the 2010 Plan designated as incentive stock options ("ISOs") are intended to constitute ISOs under Section 422 of the Internal Revenue Code. An optionee is not subject to Federal income tax upon either the grant or exercise of an ISO. If the optionee holds the shares of Common Stock acquired upon exercise for at least one year after issuance of the optioned shares and until at least two years after grant of the option, then the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the option price will constitute long-term capital gain or loss. To obtain favorable tax treatment, an ISO generally must be exercised within three months after termination of employment. The Company will not be entitled to a Federal tax deduction with respect to the grant or exercise of the ISO. If the optionee sells the shares acquired under an ISO before the expiration of the requisite holding period, he or she will be deemed to have made a "disqualifying disposition" of the shares and will realize compensation income in the year of disposition equal to the lesser of the fair market value of the shares at exercise or the amount realized on their disposition over the option price of the shares. However, if the disposition is by gift or by sale to a related party, the compensation income must be measured by the value of the shares at exercise over the option price. In the event of a disqualifying disposition, the Company will be entitled to a Federal tax deduction in the amount of the compensation income realized by the optionee.

        Stock Award.    A grantee is not subject to Federal income tax upon the grant of a stock award. At the time of vesting, the grantee will realize compensation income (subject to withholding) based on the fair market value of the Common Stock on the vesting date. The amount of such income will constitute the grantee's tax basis in the incentive stock. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the grantee realizes compensation income. Sale of the shares will result in a capital gain or loss (long-term or short-term depending on the grantee's holding period).

        Stock Appreciation Right.    A grantee is not subject to Federal income tax upon the grant of an SAR. A grantee receiving cash upon exercise of the SAR will realize compensation income (subject to withholding) in the amount of cash received. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the grantee realizes compensation income. If the grantee receives shares, the shares received are taxable as compensation income to the extent of the difference between their fair market value and the amount paid, if any, by the grantee for the shares.

        The 2010 Plan is attached to this proxy statement as Appendix A hereto and is available on the Company's website at www.covance.com. This description of the 2010 Plan is qualified in its entirety by the 2010 Plan attached as Appendix A hereto.

        The Board of Directors recommends that shareholders vote FOR the proposal to approve the 2010 Employee Equity Participation Plan.

        Approval of the 2010 Employee Equity Participation Plan requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the meeting.

        New Plan Benefits.    No options, incentive shares or other awards have been awarded pursuant to the 2010 Plan and Covance cannot now determine the number or type of awards to be granted under the 2010 Plan to any individual or group.

Equity Compensation Plan Information
As of December 31, 2009

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,929,481		$44.76	3,010,944
Equity compensation plans not approved by security holders	1,030,278	(1)	$40.39	482,163	(2)
TOTAL	2,959,759		$43.24	3,493,107

(1)
As of February 26, 2010, there were 1,024,987 such shares to be issued upon exercise of outstanding options, warrants and rights under the 2002 ESOP with a weighted average exercise price of $40.44 per share and a weighted average remaining term of 4.8 years. No additional shares are available for grant under the 2002 ESOP.

(2)
Represents securities available for issuance under Covance's Employee Stock Purchase Plan pursuant to which Covance makes available for sale to its employees shares of Common Stock at a price equal to 85% of the lower of fair market value on the first or last day of each quarter.

        At March 10, 2010, the record date for the Company's Annual Meeting of Shareholders, there were 64,741,717 shares of common stock of the Company issued and outstanding.

PROPOSAL THREE
Ratification of the Appointment of
Independent Registered Public Accounting Firm

        Our Audit Committee, pursuant to its charter, has appointed E&Y as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries and the Company's effectiveness of internal control over financial reporting for the year ending December 31, 2010.

        While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and our Board of Directors are requesting, as a matter of policy, that the shareholders ratify the appointment of E&Y as the Company's principal independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain E&Y or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. The Audit Committee oversees the performance of E&Y and would apply knowledge gained from this oversight in exercising this discretion.

        E&Y has served as independent auditors to the Company since 2001. E&Y's long-term knowledge of the Company has enabled it to perform its audits with effectiveness and efficiency.

        Ratification of E&Y as the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the ratification of E&Y as the Company's independent registered public accounting firm.

        A representative of E&Y is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010.

 PROPOSALS OF SHAREHOLDERS
FOR 2011 ANNUAL MEETING

        Proposals submitted by shareholders for inclusion in the Proxy Statement for the 2011 Annual Meeting of Shareholders must be received by the Company no later than the close of business on November 25, 2010. Please address your proposals to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all applicable SEC regulations. Under our By-Laws, if you wish to nominate Directors for election, or present other business before the shareholders at the Annual Meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary, not after February 6, 2011, and not before January 7, 2011. If the Annual Meeting of 2011 is advanced by more than 30 days or delayed by more than 60 days from May 6, 2011, the anniversary date of this year's Annual Meeting, you must send notice not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the date on which public announcement of the date of the meeting is first made. Your notice must include certain information specified in our By-Laws concerning the nomination or the business. A copy of the Restated Certificate of Incorporation and By-Laws may be obtained from the Secretary of the Company at the address noted above.

OTHER INFORMATION

        One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

        Present and former officers, Directors and other employees of Covance may solicit proxies by telephone, facsimile or mail, or by meetings with shareholders or their representatives. Covance will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. Covance has engaged Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee of $12,000, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by Covance.

        A copy of Covance's 2009 Annual Report to Shareholders is being sent with this Proxy Statement. If, upon receiving the Proxy Statement, you have not received the 2009 Annual Report to Shareholders, please write to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary at Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233 to request a copy. In addition, a copy of Covance's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2009, as filed with the SEC is posted on Covance's website at www.covance.com and is also available without charge upon written request.

                      By Order of the Board of Directors

                      James W. Lovett
                      Corporate Senior Vice President,
                      General Counsel and Secretary

Dated: March 24, 2010

        SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE OR VOTE THROUGH THE INTERNET OR BY TELEPHONE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

 Appendix A

COVANCE INC.
2010 EMPLOYEE EQUITY PARTICIPATION PLAN

1.     PURPOSE

        The Covance Inc. 2010 Employee Equity Participation Plan (the "Plan") is intended to (i) encourage executive, managerial, technical and other Employees of Covance Inc. (the "Corporation" or "Company") or a Subsidiary (as defined below) to become owners of stock of the Corporation in order to increase their proprietary interest in the Corporation's success; (ii) to stimulate the efforts of certain key executive, managerial, technical and other Employees by giving suitable recognition to services which contribute materially to the Corporation's success; and (iii) to provide such Employees with additional incentive and reward opportunity.

2.     EFFECTIVE DATE AND DURATION OF PLAN

        The Plan shall become effective upon its approval by the shareholders of the Corporation. Unless previously terminated by the Corporation's Board of Directors (the "Board"), the Plan shall have a term of ten years.

3.     DEFINITIONS

        (a)   "1934 Act" means the Securities and Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

        (b)   "Award" means a stock option, SAR (as defined below), stock award (as defined below), any other award made pursuant to the terms of the Plan, or any combination of them, as described in and granted under the Plan.

        (c)   "Award Agreement" is defined in Section 13 hereof.

        (d)   "Black-Out Period" is defined in Section 9(a) hereof.

        (e)   "Change of Control" is defined in Section 12(b).

        (f)    "Code" means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder or any successor body of laws, rules and regulations.

        (g)   "Committee" means the Compensation and Organization Committee of the Board of Directors or such other committee as is appointed by the Board to administer the Plan.

        (h)   "Employee" means an employee or a consultant of the Corporation or a Subsidiary.

        (i)    "Fair Market Value" means the closing selling price of the Shares on the New York Stock Exchange Composite Tape on the valuation date, or, if there were no sales on the valuation date, the average of the closing selling prices on the New York Stock Exchange Composite Tape on the first trading day before and the first trading day after the valuation date.

        (j)    "Full Value Award" is defined in Section 6(a) hereof.

        (k)   "Grant Price" is defined in Section 9 hereof.

        (l)    "ISO" means an incentive stock option as defined in Section 422 of the Code.

        (m)  "Non-Statutory Option" means an option that is not an ISO.

        (n)   "Participant" means an Employee who has been granted an Award under the Plan.

        (o)   "Prior Plan" means the Covance Inc. 2007 Employee Equity Participation Plan.

        (p)   "SAR" means a stock appreciation right.

        (q)   "Shares" means the common stock of the Corporation, par value $0.01 per share.

        (r)   "Stock Award" means an award other than a stock option or SAR.

        (s)   "Subsidiary" means an entity that is directly or indirectly controlled by the Corporation or any entity, including an acquired entity, in which the Corporation has a significant equity interest, as determined by the Committee.

        (t)    "Treasury Shares" means authorized and issued, but not outstanding, Shares.

4.     PLAN ADMINISTRATION

        (a)   The Committee shall be responsible for administering the Plan. The Committee shall be comprised of two or more non-employee members of the Board, each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3 under the 1934 Act and an "outside director" within the meaning of Section 162(m) of the Code.

        (b)   The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations, and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Corporation and in keeping with the provisions and objectives of the Plan. This power includes, but is not limited to (i) selecting Award recipients and the extent of their participation; (ii) establishing all Award terms and conditions; (iii) adopting procedures and regulations governing Awards; and (iv) making all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee shall be final, binding and conclusive on all persons interested in the Plan or any Awards.

        The Committee may delegate from time to time during the term of the Plan to one or more executive officers or directors of the Corporation the authority to carry out some or all of its responsibilities provided that the Committee may not delegate its authority and powers in any way which would be inconsistent with the requirements of the Code or the 1934 Act. The Committee may at any time rescind the authority delegated to any such executive officer or director.

        To the extent consistent with the Corporation's Amended and Restated Certificate of Incorporation, no member of the Committee shall be liable for any action or determination with respect to the Plan, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation's Restated Certificate of Incorporation, as amended, modified or supplemented from time to time. In the performance of its functions under the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Corporation's officers, accountants, counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

        (c)   Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Agreement or in the Plan, the Committee may alter or amend, and the Board may terminate, the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, or termination shall be made without (i) shareholder approval (x) if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Committee or Board deems it necessary or desirable to qualify or comply or (y) if the proposed amendment will increase the number of Shares that may be issued under the Plan, modify the requirements for participation in the Plan, or increase benefits that have already accrued to Participants under the Plan or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. Notwithstanding the foregoing or any provision of the Plan or an Award to the contrary, (i) the Committee may at any time (without the consent of any Participant) modify or amend any or all of the provisions of the Plan or an Award to the extent necessary to conform the provisions of the of the Plan or an Award to comply with Section 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification or amendment of the Award shall adversely affect the rights of a Participant, and (ii) except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other Awards, Options or SARs with an exercise price that is less than the exercise price of the original Award, without shareholder approval.

        This Section 4(c) is intended to prohibit the repricing of stock options and SARs and will not be construed to prohibit the adjustments provided for in Section 7 of this Plan.

        (d)   The termination of the Plan, either pursuant to Section 2, Section 4(c) or otherwise, shall not cause any previously granted Awards to terminate. After the termination of the Plan, any previously granted Awards shall remain in effect and shall continue to be governed by the terms of the Plan, the Awards, and any applicable Award Agreements.

5.     PARTICIPATION

        The individuals who shall be eligible to receive Awards under the Plan shall be Employees (including officers who are directors) as the Committee or one or more executive officers or directors, in accordance with Section 4(b) hereof, shall approve from time to time. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

6.     LIMITATION ON NUMBER OF SHARES

        (a)   Subject to the provisions of this Section 6 and Section 7 hereof, up to 4,300,000 Shares may be issued under the Plan. The stock subject to the provisions of this Plan shall be shares of authorized but unissued Shares and Treasury Shares. Any shares granted as options or SARs shall be counted against this limit as one (1) share for every one (1) share granted. Any shares granted as awards other than options or SARs ("Full Value Award") shall be counted against this limit as one and seventy-four hundredths (1.74) shares for every one (1) share granted.

        (b)   In addition to the Shares authorized by Section 6(a) hereof, the following Shares may be issued under the Plan: (i) Shares that were available for issuance under the Prior Plan but were not issued or subject to options granted under the Prior Plan, (ii) Shares that are forfeited under the Prior Plan and Shares that are not issued under the Prior Plan because of the cancellation, termination or expiration of awards, and/or other similar events under the Prior Plan, and (iii) Shares that are issued under the Plan which are subsequently forfeited in accordance with the terms of the Award or an Award Agreement or shares that are not issued because of the cancellation, termination, or expiration of Awards and/or similar events under the Plan. Shares subject to unexercised portions of forfeited, terminated or expired stock options and SARs granted under the Plan shall be credited back to the limit as one (1) share for every one (1) share granted. Shares issued as Full Value Awards under the Plan which have been forfeited or otherwise not earned shall be credited back to the limit as one and seventy-four hundredths (1.74) shares for every one (1) share so forfeited or not issued.

        (c)   In addition to the forgoing, the shares available for issuance as Awards other than stock options and SARs under the Prior Plan but not so issued may be issued hereunder. There shall be no net share counting of stock settled SARs under this Plan.

        (d)   Subject to the foregoing provisions of this Section 6, if an Award may be paid only in Shares or in either cash or Shares, the Shares shall be deemed to be issued hereunder only when and to the extent that payment is actually made in Shares.

        (e)   Subject to the adjustment provisions set forth herein, an individual Participant may not receive Awards with respect to more than 25% of the number of Shares specified in Section 6(a) hereof over the term of the Plan.

7.     ADJUSTMENT PROVISIONS

        In the event that any dividend or other distribution (whether in the form of Shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities, the exercisability of stock purchase rights received under any shareholders' rights plan, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event materially affects the Shares with respect to which Awards have been or may be issued under the Plan, then the Committee shall, in a manner and to the extent that the Committee deems appropriate to prevent any dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

        (a)   adjust the number and type of securities that thereafter may be issued under the Plan,

        (b)   adjust the number and type of securities subject to outstanding Awards,

        (c)   adjust the Grant Price or purchase price with respect to any Award, or

        (d)   make provision for a cash payment to the holder of an outstanding Award; provided, however, that in no event shall a cash payment be made for any Option or SAR which has an exercise or grant price that is below the current Fair Market Value of the Common Stock.

        However, no adjustment shall be authorized with respect to incentive stock options to the extent that the adjustment would cause the options to violate Section 422(b) of the Code or any successor provision. In addition, the number of securities subject to any Award denominated in Shares shall always be a whole number.

        In the event the Corporation acquires another entity by means of a merger, consolidation, acquisition of property or stock, reorganization or otherwise, the Committee shall be authorized to cause the Corporation to issue or to assume stock options or stock appreciation rights, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new options or rights for previously issued options or rights or an assumption of previously issued options or rights. Any substitute Awards granted under the Plan shall not count against the share limitations set forth in Section 6 hereof, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange. Additionally, in the event that a company acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or combination.

        Subject to any required action by the Corporation's shareholders, if the Corporation is a party to any merger or consolidation where the Corporation is not the survivor, a Participant holding an outstanding Award valued directly or indirectly by Shares shall be entitled to receive, upon the exercise of the Award, the same per Share consideration (cash, shares or other consideration) on the same terms that a holder of the same number of Shares that are subject to the Participant's Award would be entitled to receive pursuant to the merger or consolidation.

8.     TERMINATION OF GRANTS UNDER THE PRIOR PLAN

        Effective upon the approval of this Plan by the Corporation's shareholders, no further grants of options, rights, units or other awards are or will be permitted under the Prior Plan. All grants and awards under the Prior Plan that remain outstanding after the approval of this Plan by the Corporation's shareholders shall be administered and paid in accordance with the provisions of the Prior Plan; provided, however, that the shares related to such grants and awards which have not been issued prior to this Plan's approval by the Corporation's shareholders shall be issuable under this Plan in accordance with Section 9(e) hereof.

9.     AWARDS UNDER THE PLAN

        The following types of Awards may be granted under this Plan, singly, or in combination as the Committee may determine from time to time:

        (a)   Stock Options—A stock option shall represent a right to purchase a specified number of Shares at a stated exercise price (the "Grant Price") during a specified time, not to exceed ten years from the date of grant, as determined by the Committee; provided, however, that if an Option other than an ISO may not be exercised due to a Black-Out Period (defined as any period of time when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company) within the three business days prior to the normal expiration date of such Option, then the expiration date of such Option shall be extended for a period of 30 days following the end of the Black-Out Period. The Grant Price per Share for each stock option or SAR shall not be less than 100% of the Fair Market Value on the date of grant. A stock option may be in the form of an ISO or a Non-Statutory Option which in each case is consistent with the applicable terms, conditions, and limitations established by the Committee. Upon satisfaction of the applicable conditions to exercisability specified in the terms and conditions of the Award Agreement, the Participant shall be entitled to exercise the option in whole or in part and to receive, upon satisfaction or payment of the Grant Price in the manner contemplated in this Section 9(a), the number of Shares in respect of which the option shall have been exercised.

        The Shares covered by a stock option may be purchased by methods permitted by the Committee, including: (i) a cash payment; (ii) tendering Shares owned by the Participant, valued at the Fair Market Value at the date of exercise; (iii) to the extent permitted by applicable law, authorizing the Corporation to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option, and assigning to the Corporation a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or (iv) such other methods as the Committee, in its discretion, deems appropriate.

        The Committee may not (i) grant additional stock options under the Plan to a Participant contingent upon the surrender of Shares owned by the Participant in payment of the Grant Price of a stock option granted under the Plan, or (ii) change or amend the exercise price of any stock options.

        (b)   SARs—An SAR shall represent a right to receive a payment in cash, Shares, or a combination thereof as determined by the Committee, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over an amount which shall be no less than the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement. SARs issued hereunder shall not have a term in excess of ten years.

        (c)   Other Stock Awards—A Stock Award shall represent an Award made in Shares or denominated in units equivalent in value to Shares or any other Award based on or related to Shares. All or part of any Stock Award may be subject to conditions and restrictions established by the Committee, and set forth in the applicable Award Agreement, which may include, but are not limited to, continuous service with the Corporation or a Subsidiary and/or the achievement of Corporation or individual performance goals. No more than five percent of the shares available for grant hereunder as Full Value Awards may be issued as restricted stock other than (i) performance based restricted stock with at least one year vesting, or (ii) restricted stock with a vesting term of at least three year pro rata vesting. Notwithstanding these general preferences for minimum vesting periods, the award may provide that the restrictions lapse in limited cases of an intervening event related to death, disability, retirement, or a Change in Control. The performance criteria that shall be used by the Committee in granting Stock Awards contingent on performance goals for officers to whom 162(m) of the Code is applicable shall consist of stock price, earnings level, and return on equity or such other criteria that shall satisfy the requirements of Section 162(m) or any successor provision.

        (d)   Dividends—The Committee may provide that Awards under Section 9(c) of the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents.

        (e)   Prior Plan Awards—Awards which, pursuant to their terms, would have been made under the Prior Plan but were not done so prior to the approval of this Plan by the Corporation's shareholders, such as additional performance shares earned under restricted stock agreements, shall be issued under the Plan in accordance with the terms of the Prior Plan.

10.   PAYMENTS AND PAYMENT DEFERRALS

        Payment of Awards may be in the form of cash, Shares, other Awards, or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit participants to elect to defer the receipt or issuance of Shares from stock options or Stock Awards or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements of Awards include the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Share equivalents. In addition, the Committee may stipulate in an Award Agreement, either at the time of grant or by subsequent amendment to such Award Agreement, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code affecting tax deductibility) would disallow a tax deduction by the Corporation for all or a portion of such payment. The period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine.

        Notwithstanding any provision of the Plan to the contrary, to the extent that awards under the Plan are subject to the provisions of Section 409A of the Code, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section.

11.   TRANSFERABILITY

        During the lifetime of a Participant, the Award shall be exercisable only by such Participant and Awards shall not be transferable or assignable other than by will or the laws of descent and distribution, or pursuant to qualified domestic relations orders as defined in or meeting the requirements of the Code or

Title I of the Employee Retirement Income Security Act of 1974, as amended. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate. Notwithstanding the forgoing, in no event shall any Award be transferred for value or consideration.

12.   CHANGE OF CONTROL

        (a)   In the event of a Change of Control, all Awards which have not vested shall immediately vest upon the occurrence of such Change of Control.

        (b)   A "Change of Control" shall be deemed to occur if and when: (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the 1934 Act) becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of the Corporation's then outstanding securities; or (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate), a majority of the individuals elected to serve on the Corporation's Board of Directors are different than the individuals who served on the Corporation's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate); or (iii) upon consummation of a merger, or consolidation (where in each case the Corporation is not the survivor thereof), or sale or disposition of all or substantially all of the Corporation's assets or a plan or partial or complete liquidation; or (iv) when an offer or (other than the Corporation) purchases shares of the Corporation's Common Stock pursuant to a tender or exchange offer for securities representing 30% or more of the combined voting power of the Corporation's then outstanding securities.

13.   AWARD AGREEMENTS

        Each Award under the Plan shall be evidenced by an agreement setting forth its terms, conditions, and limitations for each Award, and the provisions applicable in the event the Participant's employment terminates (an "Award Agreement"). The Committee need not require the execution of any such agreement by the recipient, in which case, acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms and conditions of the Awards.

14.   TAX WITHHOLDING

        The Corporation shall have the right to deduct from any settlement of an Award made under the Plan, including the delivery or vesting of Shares, or require the payment of, a sufficient amount to cover withholding of any federal, state or local or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and as permitted by applicable laws, rules and regulations, or to take such other action as may be necessary to satisfy any such withholding obligations. If the Committee permits or requires Shares to be used to satisfy required tax withholdings, such Shares shall be valued at the Fair Market Value as of the tax recognition date for such Award or such other date as may be required by applicable law, rule or regulation.

15.   OTHER BENEFIT AND COMPENSATION PROGRAMS

        Unless otherwise specifically determined by the Committee, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Corporation benefit plan or severance program. Further, the Corporation or any Subsidiary may adopt from time to time other compensation programs, plans or arrangements as it deems appropriate or necessary.

16.   UNFUNDED PLAN

        Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Corporation and any participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Corporation and shall not confer upon any participant any right, title, or interest in any assets of the Corporation.

17.   REGULATORY APPROVALS

        The implementation of the Plan, the granting of any Award under the Plan, and the issuance of Shares upon the exercise or settlement or any Award shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it, or the Shares issued pursuant to it. In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan and the Board of Directors or the Committee may, in its discretion, establish one or more sub-plans to reflect such modified provisions. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

18.   RIGHTS AS A SHAREHOLDER

        A Participant shall have no rights as a shareholder with respect to Shares covered by an Award until the date the Participant or his nominee is the holder of record with respect to the Shares covered by such Award. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as may be provided pursuant to Section 9(d) hereunder.

19.   FUTURE RIGHTS

        No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Corporation or a Subsidiary or to participate in any other compensation or benefit plan, program or arrangement of the Corporation or any Subsidiary or to receive any future Award under the Plan. In addition, the Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or any claim under the Plan, except as expressly provided in the Plan or in any Award Agreement entered into hereunder.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 015QAD 1 U P X Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. 1. Nominees: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 01 - Joseph L. Herring 02 - John McCartney 03 - Bradley T. Sheares, Ph.D. 3. Ratification of Appointment of Ernst & Young LLC for the fiscal year 2010. For Against Abstain 2. Approval of 2010 Employee Equity Participation Plan. B Proposals A The Board of Directors recommends a vote FOR ALL nominees and FOR Proposals 2 and 3. Election of Directors The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends a vote FOR Proposal 3. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 1234 5678 9012 345 Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., local time, on May 6, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CVDB • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1]

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 6, 2010 The undersigned appoints Joseph L. Herring, William E. Klitgaard and James W. Lovett proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Covance Inc. to be held on Thursday, May 6, 2010 at 8:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR Proposals 2 and 3. This proxy will also authorize the above individuals to utilize their discretion in voting on other matters that may properly come before the meeting. The Board of Directors recommends a vote FOR the election of Directors and FOR Proposals 2 and 3. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2010. The Proxy Statement and the Annual Report are available on Covance’s website at www.covance.com/investors. YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. (Continued and to be signed on reverse side.) . PROXY — COVANCE INC. Admission to the Annual Meeting will be on a first-come, first-served basis. You may obtain the Annual Meeting ticket by writing to: Secretary, Covance Inc., 210 Carnegie Center, Princeton, NJ 08540 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2010. The Proxy Statement and the Annual Report are available on Covance’s website at www.covance.com/investors. Covance Inc. 2010 Annual Meeting of Shareholders May 6, 2010, 8 a.m., local time The Princeton Marriott Hotel 100 College Road East Princeton, New Jersey AN ADMISSION TICKET AND GOVERNMENT ISSUED PICTURE IDENTIFICATION WILL BE REQUIRED TO ATTEND THE MEETING. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1]

QuickLinks

PROXY STATEMENT
2010 Annual Meeting of Shareholders May 6, 2010
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2010
This Proxy Statement and the Annual Report are available on Covance Inc.'s website at www.covance.com/investors .
General Information
PROPOSAL ONE Election of Class I Directors
Stock Ownership of Directors, Executive Officers and Certain Shareholders
CORPORATE GOVERNANCE The Board of Directors and its Committees
Director Independence
COMMITTEES OF THE BOARD
Audit and Finance Committee
Compensation and Organization Committee
Corporate Governance Committee
Related Party Transactions
Board Nomination Process
Contacting the Board of Directors
Website Access to Covance Corporate Governance Documents
DIRECTOR COMPENSATION
2009 Director Compensation Table
Report of the Audit and Finance Committee
PRINCIPAL ACCOUNTANT FEES AND SERVICES
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Report of the Compensation and Organization Committee on Executive Compensation
EXECUTIVE COMPENSATION TABLES
2009 Summary Compensation Table
2009 Grants of Plan-Based Awards Table
2009 Outstanding Equity Awards at Fiscal Year-end Table
2009 Option Exercises & Stock Vested Table
2009 Pension Benefits Table
Covance Inc. Supplemental Executive Retirement Plan Assumptions
2009 Non-Qualified Deferred Compensation Table
2009 Termination Scenarios
2009 Termination Scenarios—Defined Benefit Plan Benefits
PROPOSAL TWO Approval of the 2010 Employee Equity Participation Plan
Equity Compensation Plan Information As of December 31, 2009
PROPOSAL THREE Ratification of the Appointment of Independent Registered Public Accounting Firm
PROPOSALS OF SHAREHOLDERS FOR 2011 ANNUAL MEETING
OTHER INFORMATION
  Appendix A
COVANCE INC. 2010 EMPLOYEE EQUITY PARTICIPATION PLAN